Execution Copy

U.S. $4,500,000,000
FIVE YEAR REVOLVING CREDIT AGREEMENT
dated as of July 21, 2015
among
HALLIBURTON COMPANY
as Borrower,
THE ISSUING BANKS NAMED HEREIN
as Issuing Banks,
CITIBANK, N.A.
as Swingline Bank,
THE BANKS NAMED HEREIN
as Banks,
CITIBANK, N.A.
as Administrative Agent,
HSBC SECURITIES (USA) INC.
and
MIZUHO BANK, LTD.
as Co‑Syndication Agents,
and
DEUTSCHE BANK SECURITIES INC.,
JPMORGAN CHASE BANK, N.A.
and
BANK OF AMERICA, N.A.
as Co‑Documentation Agents

CITIGROUP GLOBAL MARKETS INC.,
HSBC SECURITIES (USA) INC.,
MIZUHO BANK, LTD.,
DEUTSCHE BANK SECURITIES INC.,
J.P. MORGAN SECURITIES LLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Page
Article I DEFINITIONS AND ACCOUNTING TERMS1
Section 1.01Certain Defined Terms    1
Section 1.02Computation of Time Periods    18
Section 1.03Accounting Terms; GAAP    18
Section 1.04Miscellaneous    18
Section 1.05Ratings    18
Article II AMOUNTS AND TERMS OF THE ADVANCES19
Section 2.01The Revolving Credit Advances    19
Section 2.02Making the Revolving Credit Advances    22
Section 2.03Issuance of and Drawings and Reimbursement Under Letters of Credit    23
Section 2.04Fees    26
Section 2.05Reduction of Commitments    27
Section 2.06Repayment of Advances; Required Cash Collateral    28
Section 2.07Interest    30
Section 2.08Additional Interest on Eurodollar Rate Advances    31
Section 2.09Interest Rate Determination    32
Section 2.10Optional Prepayments    33
Section 2.11Payments and Computations    33
Section 2.12Increased Costs and Capital Requirements    35
Section 2.13Taxes    36
Section 2.14Sharing of Payments, Etc    40
Section 2.15Illegality    40
Section 2.16Conversion of Advances    41
Section 2.17Replacement or Removal of Bank    41
Section 2.18Evidence of Indebtedness    43
Section 2.19Automatic Increase in the Revolving Credit Commitment    43
Section 2.20Increase in the Aggregate Revolving Credit Commitments    44
Section 2.21New Issuing Banks    46
Section 2.22Extension of Commitments    46
Section 2.23Change in Control    47
Section 2.24Defaulting Bank Provisions    49
Article III CONDITIONS OF LENDING50
Section 3.01Conditions Precedent to Effectiveness    50
Section 3.02Conditions Precedent to each Advance, each Commitment Increase and each Issuance, Renewal and Increase of each Letter of Credit    52
Section 3.03Determinations Under Section 3.01    53
Section 3.04Additional Defaulting Bank Requirements    53
Article IV REPRESENTATIONS AND WARRANTIES53
Section 4.01Representations and Warranties of the Borrower    53
Article V COVENANTS OF THE BORROWER56
Section 5.01Affirmative Covenants    56
Section 5.02Negative Covenants    59
Article VI EVENTS OF DEFAULT63
Section 6.01Events of Default    63
Section 6.02Actions in Respect of the Letters of Credit upon Default    65
Article VII THE AGENT65
Section 7.01Authorization and Action    65
Section 7.02Agent’s Reliance, Etc    66
Section 7.03Exculpatory Provisions    66
Section 7.04Delegation of Duties    67
Section 7.05The Agent and its Affiliates    67
Section 7.06Bank Credit Decision    68
Section 7.07Indemnification    68
Section 7.08Successor Agent    69
Section 7.09Joint Lead Arrangers, Co‑Syndication Agents and Co‑Documentation Agents    69
Section 7.10Defaulting Bank Provisions    70
Article VIII MISCELLANEOUS70
Section 8.01Amendments, Etc    70
Section 8.02Notices, Etc    71
Section 8.03No Waiver; Remedies    74
Section 8.04Expenses; Compensation    74
Section 8.05Right of Set-Off    76
Section 8.06Limitation and Adjustment of Interest    77
Section 8.07Binding Effect    78
Section 8.08Assignments and Participations    78
Section 8.09No Liability of Issuing Banks    81
Section 8.10Execution in Counterparts    81
Section 8.11Judgment    81
Section 8.12Governing Law    82
Section 8.13Jurisdiction; Damages    82
Section 8.14Confidentiality    83
Section 8.15Patriot Act Notice    84
Section 8.16Waiver of Jury Trial    84
Section 8.17No Advisory or Fiduciary Responsibility    84

ANNEX
Annex A
SCHEDULES

Schedule I	- Commitments
Schedule 1.01(a)    -    Existing Letters of Credit
Schedule 5.02(a)    -    Certain Existing Indebtedness
EXHIBITS

Exhibit A-1	- Form of Note

Exhibit A-2	- Form of Swingline Note

Exhibit B-1	- Form of Notice of Revolving Credit Borrowing

Exhibit B-2	- Form of Notice of Issuance and Application for Letter of Credit

Exhibit B-3	- Form of Notice of Swingline Advance

Exhibit C-1	- Form of Opinion of Bruce A. Metzinger

Exhibit C-2	- Form of Opinion of Counsel to the Borrower

Exhibit D	- Form of Assignment and Acceptance

FIVE YEAR REVOLVING CREDIT AGREEMENT
DATED AS OF JULY 21, 2015
Halliburton Company, a Delaware corporation (the “Borrower”), the lenders party hereto and Citibank, N.A. (“Citi”), as Agent hereunder, agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the terms “Borrower” and “Citi” shall have the meanings set forth above and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquired Business” means Baker Hughes Incorporated, a Delaware corporation.
2    “Acquisition” means the acquisition by the Borrower of all of the outstanding shares of common stock of the Acquired Business pursuant to the Merger Agreement.
3    “Additional Amount” has the meaning specified in Section 2.13(a).
4    “Additional Change in Control Commitment Banks” has the meaning specified in Section 2.23(e).
5    “Additional Commitment Bank” has the meaning specified in Section 2.22(c).
6    “Advance” means a Revolving Credit Advance under Section 2.01(a), a Letter of Credit Advance under Section 2.03 or a Swingline Advance under Section 2.01(c) and refers to a Base Rate Advance or a Eurodollar Rate Advance.
7    “Affected Bank” has the meaning specified in Section 2.15.
8    “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.
9    “Agent” or “Administrative Agent” means Citi solely in its capacity as Agent pursuant to Article VII and any successor in such capacity pursuant to Section 7.08.
10    “Agent Parties” has the meaning specified in Section 8.02(c).
11    “Agent’s Account” means the account of the Agent maintained by the Agent with Citi at its office at 1615 Brett Road OPS III, New Castle, Delaware 19720, Account No. 36852248, Attention: Halliburton Account Officer, or such other account as the Agent shall specify in writing to the Banks.
12    “Agreement” means this Five Year Revolving Credit Agreement dated as of July 21, 2015 among the Borrower, the Banks and the Agent, as amended from time to time in accordance with the terms hereof.
13    “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar anti-corruption laws of the European Union or any jurisdiction where the Borrower or any of its Subsidiaries is physically located, organized or resident.
14    “Applicable Commitment Fee Rate” has the meaning specified in Annex A.
15    “Applicable Lending Office” means, with respect to each Bank, (a) in the case of a Base Rate Advance, such Bank’s Domestic Lending Office, and (b) in the case of a Eurodollar Rate Advance, such Bank’s Eurodollar Lending Office.
16    “Applicable Margin” has the meaning specified in Annex A.
17    “Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.
18    “Assuming Lender” has the meaning specified in Section 2.20(d).
19    “Assumption Agreement” has the meaning specified in Section 2.20(d).
20    “Automatic Increase” has the meaning specified in Section 2.19(a).
21    “Automatic Increase Effectiveness Date” has the meaning specified in Section 2.19(a).
22    “Available Amount” of any Letter of Credit means, at any time, the Dollar Equivalent of (a) the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing) less (b) with respect to any Letter of Credit that has been cash collateralized as a result of an Exercising Bank or a Non-Extending Bank, the amount of such cash collateral.
23    “Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Bank Insolvency Event shall not exist solely as the result of the acquisition or maintenance of an ownership interest in a Bank or its Parent Company or the exercise of control over a Bank or its Parent Company by a governmental authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.
24    “Banks” means the Issuing Banks, the Swingline Bank and the other banks and other financial institutions party hereto from time to time as lenders, including each Eligible Assignee that becomes a party hereto pursuant to Section 8.08(a), (b) and (d).
25    “Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:
(a)    the rate of interest announced publicly by the Agent in New York, New York, from time to time, as its base rate;
(b)    the sum of ½ of one percent per annum plus the Federal Funds Rate in effect from time to time; and
(c)    the sum of one percent per annum plus the Eurodollar Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day).
26    “Base Rate Advance” means an Advance which bears interest as provided in Section 2.07(a).
27    “BHI Credit Agreement” means that certain Credit Agreement, dated as of September 13,  2011, among the Acquired Business, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent, as amended or otherwise modified from time to time.
28    “Borrowing” means a borrowing consisting of Advances of the same Type made on the same day by the Banks pursuant to Section 2.01 and, if such Advances are Eurodollar Rate Advances, having Interest Periods of the same duration.
29    “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings in Dollar deposits are carried on in the London interbank market.
30    “Cash Collateral Account” means the cash collateral deposit account, Account No. 30597952, with Citi, as securities intermediary and depository bank, at its office at One Penns Way, 2nd Floor, New Castle, Delaware 19720, in the name of the Borrower but under the sole control and dominion of the Agent and subject to the terms of this Agreement.
31    “Change in Control” means that any Person or group of Persons (within the meaning of Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended) shall have acquired, directly or indirectly, beneficial ownership (with the meaning of Rule 13d‑3 promulgated by the SEC under said Act) of 50% or more of the outstanding shares of equity securities of the Borrower at the time entitled to vote for election of directors (or equivalent governing body) of the Borrower.
32    “Co‑Documentation Agents” means each of Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Bank of America, N.A., solely in its capacity as co‑documentation agent under this Agreement.
33    “Co‑Syndication Agents” means each of HSBC Securities (USA) Inc. and Mizuho Bank, Ltd., solely in its capacity as co‑syndication agent under this Agreement.
34    “Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.
35    “Commercial Letter of Credit” means a letter of credit qualifying as a “commercial letter of credit” under 12 C.F.R. Part 3, Appendix A, Section 3(b)(3)(i) or any successor U.S. Comptroller of the Currency regulation.
36    “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
37    “Commitment Date” has the meaning specified in Section 2.20(b).
38    “Commitment Fee” has the meaning specified in Section 2.04(a).
39    “Commitment Increase” has the meaning specified in Section 2.20(a).
40    “Communications” has the meaning specified in Section 8.02(c).
41    “Company Material Adverse Effect” means with respect to the Acquired Business, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of the Acquired Business and the Company Subsidiaries (as defined in the Merger Agreement) considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a Company Material Adverse Effect has occurred to the extent it results from (a) a change in Law (as defined in the Merger Agreement), or GAAP or interpretations thereof, (b) general economic, market, oilfield services industry, or political conditions (including acts of terrorism or war or other force majeure events), (c) any change in the Acquired Business’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (d) the announcement or pendency of the Merger Agreement, any actions taken in compliance with the Merger Agreement or the consummation of the Acquisition, (e) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (f) the failure of the Acquired Business to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a Company Material Adverse Effect); provided, however, that any fact, circumstance, occurrence, effect, development, change or condition referred to in clauses (a), (b) or (e) shall be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred to the extent, but only to the extent, such fact, circumstance, occurrence, effect, development, change or condition adversely affects the Acquired Business in a disproportionate manner as compared to other participants in the oilfield services industry.
42    “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its consolidated subsidiaries calculated on a consolidated basis as of such time (excluding treasury stock), determined in accordance with GAAP.
43    “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09, 2.15 or 2.16.
44    “Deemed Public Information” has the meaning specified in Section 8.02(c).
45    “Default” means any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
46    “Defaulting Bank” means, subject to Section 2.24(c), (i) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of a Letter of Credit Advance, make a payment to the Swingline Bank in respect of a Swingline Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Bank has notified the Agent and the Borrower in writing that such failure is the result of such Bank’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Bank that has notified the Agent, the Borrower, an Issuing Bank or the Swingline Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Bank’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Bank that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iii) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.24(a) as a result of a Bank being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations will by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank). Any determination by the Agent that a Bank is a Defaulting Bank under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.24(c)) upon notification of such determination by the Agent to the Borrower, the Issuing Banks, the Swingline Bank and the Banks.
47    “Defaulting Bank Exposure” means the sum of such Defaulting Bank’s Pro Rata Share of (a) the aggregate Available Amount of all Letters of Credit outstanding at such time, (b) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (c) the aggregate principal amount of all Swingline Advances made by the Swingline Bank pursuant to Section 2.01(c) and outstanding at such time.
48    “Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction that broadly prohibits trade or investment with that country or territory (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
49    “Dollar Equivalent” means, on any date, (a) in relation to an amount denominated in a currency other than Dollars, the equivalent in Dollars determined by using the quoted spot rate at which Citi’s principal office in London offers to exchange Dollars for such currency in London prior to 4:00 P.M. (London time) on such date and (b) in relation to an amount denominated in Dollars, such amount.
50    “Dollars” and “$” mean lawful money of the United States of America.
51    “Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” as on file with the Agent or in the Assignment and Acceptance pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.
52    “Early Maturity Date” has the meaning specified in Section 2.23(a).
53    “Effective Date” has the meaning specified in Section 3.01.
54    “Eligible Assignee” means, with the consent of the Agent, the Issuing Banks and the Swingline Bank (which consents shall not be unreasonably withheld or delayed) and, so long as no Event of Default under Section 6.01(a) or 6.01(e) shall have occurred and be continuing, the Borrower (which consent shall not be unreasonably withheld or delayed) (a) any Bank, (b) any Affiliate of any Bank and (c) any other Person not covered by clause (a) or (b) of this definition; provided, however, that no assignment shall be made to (i) the Borrower or any Affiliate of the Borrower, (ii) to any Defaulting Bank, any Potential Defaulting Bank or any of their respective Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) to a natural person; and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof.
55    “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
56    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, in each case as now or hereafter in effect, and any reference to any statutory provision shall be deemed to be a reference to any successor provision or provisions.
57    “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(a) or (b) of the Code, and, for purposes of Section 412 of the Code, Section 414(m) of the Code.
58    “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30‑day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA (or Section 302(f) of ERISA, for plan years beginning prior to 2007) shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
59    “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
60    “Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” as on file with the Agent or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Agent.
61    “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the London Interbank Offered Rate or a comparable or successor rate which rate is approved by the Agent, determined by reference to the ICE Benchmark Administration (“ICE”) (or the successor thereto) appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period as the rate for Dollar deposits for a period equal to such Interest Period (provided that, if for any reason the rate specified above in this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) as the rate for Dollar deposits, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such rate per annum is not such a multiple) equal to the rate per annum as published by such other commercially available source providing such quotations as may be designated by the Agent from time to time in its reasonable discretion and that has been nominated by ICE or its successor as an authorized information vendor for the purpose of displaying such rates at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period). Notwithstanding the foregoing, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
62    “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.07(b).
63    “Eurodollar Rate Reserve Percentage” of any Bank for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
64    “Events of Default” has the meaning specified in Section 6.01.
65    “Excluded Taxes” has the meaning specified in Section 2.13(a).
66    “Exercising Bank” has the meaning specified in Section 2.23(b).
67    “Existing Agreement” means the Five Year Revolving Credit Agreement dated as of February 22, 2011 among the Borrower, the lenders party thereto and Citibank, N.A., as agent, as amended by that certain First Amendment to Five Year Revolving Credit Agreement dated as of April 23, 2013.
68    “Existing Letters of Credit” means the letters of credit issued under the Existing Agreement and set forth on Schedule 1.01(a).
69    “Extending Banks” has the meaning specified in Section 2.22(a).
70    “Extension Request Notice” has the meaning specified in Section 2.22(a).
71    “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.
72    “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
73    “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.
74    “Financial Statements” means the consolidated balance sheet and other financial statements of the Borrower and its consolidated subsidiaries dated December 31, 2014 included in the Borrower’s Form 10‑K filed with the SEC for the fiscal year ended December 31, 2014.
75    “Foreign Currency” means any lawful currency (other than Dollars) that is freely transferable and convertible into Dollars.
76    “GAAP” means generally accepted accounting principles in the United States of America.
77    “Increase Date” has the meaning specified in Section 2.20(a).
78    “Increasing Lender” has the meaning specified in Section 2.20(b).
79    “Indebtedness” means, for any Person, (a) its liabilities for borrowed money or the deferred purchase price of property or services (other than current accounts and salaries payable or accrued in the ordinary course of business), (b) obligations of such Person for borrowed money evidenced by bonds, debentures, notes or other similar instruments, (c) all Indebtedness of others the payment, purchase or other acquisition or obligation of which such Person has assumed, or the payment, purchase or other acquisition or obligation of which such Person has otherwise become directly or contingently liable for and (d) leases of such Person required to be capitalized by such Person, each determined in accordance with GAAP, provided that for the avoidance of doubt, Indebtedness shall not include obligations under letter of credit reimbursement agreements so long as letters of credit issued thereunder remain undrawn.
80    “Indemnified Costs” has the meaning specified in Section 7.07.
81    “Indemnified Person” has the meaning specified in Section 8.04(c).
82    “Initial Extension of Credit” means the earlier to occur of the initial Revolving Credit Borrowing and the initial issuance of a Letter of Credit hereunder.
83    “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or such other period as the Borrower and each of the Banks may agree to), in each case as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the Borrower and the Banks may agree to for such Interest Period), select; provided, however, that:
(i)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(ii)    (whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
(iv)    the Borrower may not select an Interest Period for any Advance if the last day of such Interest Period would be later than the date on which the Advances are then payable in full or if any Event of Default under Section 6.01(a) or Section 6.01(e) shall have occurred and be continuing at the time of selection.
84    “Issuing Bank” means (a) each of Citi, HSBC Bank USA, N.A., Mizuho Bank, Ltd., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A. and Bank of America, N.A. and any of their respective Affiliates, in their capacities as initial issuing banks, (b) any Eligible Assignee to which a Letter of Credit Commitment has been assigned pursuant to Section 8.08(f) so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register), and (c) each New Issuing Bank, in each case for so long as such initial Issuing Bank, Eligible Assignee or New Issuing Bank, as the case may be, shall have a Letter of Credit Commitment.
85    “Joint Lead Arrangers” means Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Bank, Ltd., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
86    “Joint Venture Debt” has the meaning specified in Section 5.02(a)(vii).
87    “JV Subsidiary” means each Subsidiary of the Borrower (a) that, at any time, directly holds an Equity Interest in any joint venture that is not a Subsidiary of the Borrower and (b) that has no other material assets.
88    “L/C Related Documents” has the meaning specified in Section 2.06(b)(ii)(A).
89    “Letter of Credit” has the meaning set forth in Section 2.01(b).
90    “Letter of Credit Advance” means an Advance made by any Issuing Bank or any Bank pursuant to Section 2.03(c).
91    “Letter of Credit Commitment” of any Issuing Bank means, at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I under the heading “Letter of Credit Commitments” or as set forth in the New Issuing Bank Agreement for such Issuing Bank or as reflected for such Issuing Bank in the relevant Assignment and Acceptance to which it is a party, as such amount may be terminated, reduced or increased pursuant to Section 2.05, Section 2.23, Section 6.01 or Section 8.08 or increased pursuant to agreement between the Borrower and such Issuing Bank with the consent of the Agent (which consent shall not be unreasonably withheld).
92    “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor, a statutory deemed trust and any easement, right of way or other encumbrance on title to real property; provided, however, that for the avoidance of doubt, the interest of a Person as owner or lessor under charters or leases of property and the rights of setoff of banks shall not constitute a “Lien” on or in respect of the relevant property.
93    “Loan Documents” means this Agreement and the Notes.
94    “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Bank under any Loan Document or (c) the ability of the Borrower to perform its Obligations under any Loan Document to which it is or is to be a party.
95    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 16, 2014, among the Borrower, Red Tiger LLC, and the Acquired Business (together with the schedules and exhibits thereto).
96    “Moody’s” means Moody’s Investors Service, Inc. or any successor to its debt ratings business.
97    “Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is maintained by (or to which there is an obligation to contribute of) the Borrower or any ERISA Affiliate.
98    “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
99    “New Issuing Bank” means any Person that becomes an Issuing Bank pursuant to Section 2.21.
100    “New Issuing Bank Agreement” means an agreement between the Borrower and a Person that becomes a New Issuing Bank pursuant to such agreement in accordance with Section 2.21.
101    “Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.
102    “Non-Extending Bank” has the meaning specified in Section 2.22(a).
103    “Note” means a Revolving Note or a Swingline Note.
104    “Notice” has the meaning specified in Section 8.02(d).
105    “Notice of Issuance and Application for Letter of Credit” has the meaning specified in Section 2.03(a).
106    “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
107    “Notice of Swingline Advance” has the meaning specified in Section 2.01(c)(ii).
108    “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Bank, in its sole discretion, may elect to pay or advance on behalf of the Borrower.
109    “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
110    “Other Connection Taxes” means, with respect to the Agent or any Bank, Taxes imposed as a result of a present or former connection between the Agent or such Bank and the jurisdiction imposing such Tax (other than connections arising from the Agent or such Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
111    “Other Taxes” has the meaning specified in Section 2.13(b).
112    “Outside Date” means the Termination Date (as defined in the Merger Agreement), subject to automatic extension, without further action by or consent of any parties hereto, to a date no later than April 30, 2016 to the extent such Termination Date is extended or deemed extended pursuant to the terms of the Merger Agreement.
113    “Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
114    “Participant” has the meaning specified in Section 8.08(e).
115    “Participant Register” has the meaning specified in Section 8.08(e).
116    “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107‑56, signed into law October 26, 2001, as amended.
117    “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
118    “Performance Letter of Credit” means a letter of credit qualifying as a “performance-based standby letter of credit” under 12 C.F.R. Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.
119    “Permitted Non-Recourse Indebtedness” means Indebtedness and other obligations of the Borrower or any Subsidiary incurred in connection with the acquisition, lease, repair, improvement, construction, development or operation by the Borrower or such Subsidiary of any Property with respect to which:
(a)    the documents evidencing such Indebtedness or other obligations provide that holders of such Indebtedness shall have recourse solely to the type of Property described in Section 5.02(a)(iii) securing such Indebtedness, and neither the Borrower nor any Subsidiary (i) provides any direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness or (ii) is otherwise directly or indirectly liable for such Indebtedness, other than (A) recourse to any Project Finance Subsidiary generally and recourse to the Property of, and Equity Interests in, such Project Finance Subsidiary, including the income, cash flow or other proceeds deriving from such Property to secure such Indebtedness or other obligations, and (B) recourse to the debtor and indirectly to any Affiliate of the debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another Person with any financial ratios or other tests of financial condition), fraud, misappropriation of funds or willful misconduct by the Person against which such recourse is available; and
(b)    no default with respect to such Indebtedness or obligations would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of such holder) of any other Indebtedness of the Borrower or such Subsidiary to declare a default on such Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or scheduled maturity.
120    “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
121    “Plan” means a Single Employer Plan or a Multiple Employer Plan.
122    “Platform” has the meaning specified in Section 8.02(c).
123    “Potential Defaulting Bank” means, at any time, (a) any Bank that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Agent, the Borrower, an Issuing Bank or the Swingline Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under other loan agreements or credit agreements generally, unless such writing or statement states that such position is based on such Bank’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (b) any Bank that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Agent that a Bank is a Potential Defaulting Bank under any of clauses (a) and (b) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank (subject to Section 2.24(c)) upon notification of such determination by the Agent to the Borrower, the Issuing Banks, the Swingline Bank and the Banks.
124    “Primary Currency” has the meaning specified in Section 8.11(c).
125    “Pro Rata Share” of any amount means, with respect to any Bank at any time, such amount times a fraction the numerator of which is the amount of such Bank’s Revolving Credit Commitment at such time (or, if such Bank’s Revolving Credit Commitment shall have been terminated pursuant to Section 2.05 or 6.01, such Bank’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).
126    “Proceeding” has the meaning specified in Section 8.04(c).
127    “Project Finance Subsidiary” means a Subsidiary that is a special-purpose entity created solely to (a) construct, lease repair, improve, acquire, develop or operate any asset or project that will be or is financed solely with Project Financing for such asset or project and related equity investments in, loans to, or capital contributions in, such Subsidiary that are not prohibited hereby and/or (b) own an interest in any such asset or project or another Project Finance Subsidiary.
128    “Project Financing” means Indebtedness and other obligations that (a) are incurred by a Project Finance Subsidiary and (b) constitute Permitted Non-Recourse Indebtedness and/or Indebtedness to finance working capital requirements of a Project Finance Subsidiary and related obligations.
129    “Projections” has the meaning specified in Section 4.01(i).
130    “Property” or “asset” (in each case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
131    “Public Bank” has the meaning set forth in Section 8.02(c).
132    “Rating Agencies” means S&P and Moody’s.
133    “Register” has the meaning specified in Section 8.08(c).
134    “Regulation U” means Regulation U of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
135    “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
136    “Required Banks” means, subject to Section 8.01(b), at any time Banks owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time (with Letter of Credit Advances held by an Issuing Bank and Swingline Advances held by the Swingline Bank being deemed held by each Bank in accordance with such Bank’s Pro Rata Share); (b) the Available Amount of all Letters of Credit outstanding at such time (calculated by reference to each Bank’s Pro Rata Share) and (c) the aggregate Unused Revolving Credit Commitments at such time.
137    “Responsible Officer” means each of the chairman and chief executive officer, the president, the chief financial officer, the treasurer, the secretary or any vice president (whether or not further described by other terms, such as, for example, senior vice president or vice president-operations) of the Borrower or, if any such office is vacant, any Person performing any of the functions of such office.
138    “Revolving Credit Advance” means an Advance by a Bank to the Borrower pursuant to Section 2.01(a) and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
139    “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Banks.
140    “Revolving Credit Commitment” means, with respect to any Bank at any time, the amount set forth opposite such Bank’s name on Schedule I hereto under the caption “Revolving Credit Commitments” or, if such Bank has entered into one or more Assignment and Acceptances, set forth for such Bank in the Register maintained by the Agent pursuant to Section 8.08(c) as such Bank’s “Revolving Credit Commitment”, as such amount may be reduced, increased or terminated at or prior to such time pursuant to Section 2.05, Section 2.17, Section 2.19, Section 2.20, Section 2.22, Section 2.23 or Section 6.01.
141    “Revolving Credit Facility” means, at any time, the aggregate amount of the Banks’ Revolving Credit Commitments at such time.
142    “Revolving Note” means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A‑1 hereto, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owing to such Bank.
143    “S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc. on the date hereof, or any successor to its debt ratings business.
144    “Sanction” means any sanction imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.
145    “SEC” means the Securities and Exchange Commission or any successor thereto.
146    “Securitization Transaction” means any transfer by the Borrower or any Subsidiary of accounts receivable or interests therein (including, without limitation, all collateral securing such accounts receivable, all contracts and guarantees or other obligations in respect of such accounts receivable, the proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivable), or grant of a security interest therein, (a) to a trust, in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers.
147    “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
148    “Stated Termination Date” means, for any Bank, the earlier of (i) July 21, 2020 or such later day, if any, as may be in effect for such Bank pursuant to Section 2.22 and (ii) if such Bank becomes an Exercising Bank, the Early Maturity Date applicable pursuant to Section 2.23.
149    “Subsidiary” of any Person means any corporation (including a business trust), partnership, joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity of which more than 50% of the outstanding capital stock, securities or other ownership interests having ordinary voting power to elect directors of such corporation or, in the case of any other entity, others performing similar functions (irrespective of whether or not at the time capital stock, securities or other ownership interests of any other class or classes of such corporation or such other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person. Unless the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” are to a Subsidiary or Subsidiaries of the Borrower.
150    “Swingline Advance” means an Advance by the Swingline Bank to the Borrower pursuant to Section 2.01(c).
151    “Swingline Bank” means Citi.
152    “Swingline Note” means a promissory note of the Borrower payable to the order of the Swingline Bank, in substantially the form of Exhibit A‑2 hereto, evidencing the aggregate indebtedness of the Borrower to the Swingline Bank resulting from the Swingline Advances owing to the Swingline Bank.
153    “Swingline Sublimit” means $100,000,000.
154    “Taxes” has the meaning specified in Section 2.13(a).
155    “Termination Date” means, for any Bank, the Stated Termination Date for such Bank or the earlier date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or Section 6.01.
156    “Type” has the meaning specified in the definition of Revolving Credit Advance.
157    “Unsecured Bridge Facility” means the $8,600,000,000 senior unsecured bridge facility that may be entered into by the Borrower to finance a portion of the cash consideration under the Merger Agreement and to pay costs and expenses relating to the Acquisition.
158    “Unused Revolving Credit Commitment” means, with respect to any Bank at any time, (a) such Bank’s Revolving Credit Commitment at such time minus (b) without duplication, the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Bank (other than Letter of Credit Advances made by such Bank in its capacity as an Issuing Bank) and outstanding at such time plus (ii) such Bank’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swingline Advances made by the Swingline Bank pursuant to Section 2.01(c) and outstanding at such time.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that any lease that was accounted for by the Borrower and its Subsidiaries (including the Acquired Business and its Subsidiaries) as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.
Section 1.04    Miscellaneous. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Annex, Schedule and Exhibit references are to Articles and Sections of and Annexes, Schedules and Exhibits to this Agreement, unless otherwise specified. The term “including” shall mean “including, without limitation”.
Section 1.05    Ratings. A rating, whether public or private, by S&P or Moody’s shall be deemed to be in effect on the date of announcement or publication by S&P or Moody’s, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the announcement or publication of, or (in the absence of such announcement or publication) the effective date of, any change in such rating. In the event the standards for any rating by Moody’s or S&P are revised, or such rating is designated differently (such as by changing letter designations to numerical designations), then the references herein to such rating shall be deemed to refer to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated, all as determined by the Required Banks in good faith. Long-term debt supported by a letter of credit, guaranty or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt. If either Moody’s or S&P has at any time more than one rating applicable to senior unsecured long-term debt of any Person, the lowest such rating shall be applicable for purposes hereof. For example, if Moody’s rates some senior unsecured long-term debt of the Borrower Baal and other such debt of the Borrower Baa2, the senior unsecured long-term debt of the Borrower shall be deemed to be rated Baa2 by Moody’s.
Article II

AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01    The Revolving Credit Advances. %3. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date for such Bank in an aggregate amount not to exceed such Bank’s Unused Revolving Credit Commitment at such time; provided that no Revolving Credit Advance shall be required to be made, except as a part of a Revolving Credit Borrowing that is in an aggregate amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in an integral multiple of $1,000,000, and each Revolving Credit Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Banks according to their Pro Rata Shares. Within the limits of each Bank’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01. The Borrower agrees to give a Notice of Revolving Credit Borrowing in accordance with Section 2.02(a) as to each Revolving Credit Advance.
(a)    Letters of Credit. The Issuing Banks, the Banks and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (collectively, the “Letters of Credit”, and each a “Letter of Credit”) for the account of the Borrower (such issuance, and any funding of a draw thereunder, to be made by the Issuing Banks in reliance on the agreements of the other Banks pursuant to Section 2.03) from time to time on any Business Day during the period from the Effective Date until the earlier of (y) the Termination Date for all the Banks and (z) 10 Business Days prior to the latest Stated Termination Date for any Bank in an aggregate Available Amount (i) for all Letters of Credit issued by the Issuing Banks not to exceed at any time the aggregate Letter of Credit Commitments at such time minus all Letter of Credit Advances outstanding at such time, (ii) for all Letters of Credit issued by any Issuing Bank, not to exceed at any time the Letter of Credit Commitment of such Issuing Bank at such time minus all Letter of Credit Advances owed to such Issuing Bank outstanding at such time (or such greater amount as such Issuing Bank shall approve), and (iii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Banks at such time; provided, however, that no Issuing Bank shall be required to issue a Letter of Credit if any Bank is a Defaulting Bank or Potential Defaulting Bank unless the Borrower has deposited cash collateral to the extent required under Section 2.06(c)(ii). If the Stated Termination Date for all Banks is not the same and the aggregate Available Amount of the Letters of Credit that have an expiration date later than the Stated Termination Date for any Non-Extending Bank will exceed the Unused Revolving Credit Commitments as of such Stated Termination Date, then the Borrower shall grant a first priority perfected security interest in, and deliver to (A) each Issuing Bank that is an Extending Bank, for such Issuing Bank’s sole benefit, an amount in Dollars and in same day funds equal to each applicable Non-Extending Bank’s Pro Rata Share of all outstanding Letters of Credit issued by such Issuing Bank, to be held as cash collateral by such Issuing Bank under the sole control and dominion of such Issuing Bank and subject to the terms of this Agreement and (B) any Issuing Bank that is a Non-Extending Bank, for such Issuing Bank’s sole benefit, an amount in Dollars and in same days funds equal to the Available Amount of all outstanding Letters of Credit issued by such Issuing Bank (but without duplication of amounts, if any, delivered in respect of such Letters of Credit pursuant to Section 2.01(b)(iii)(A)), to be held as cash collateral by such Issuing Bank under the sole control and dominion of such Issuing Bank and subject to the terms of this Agreement. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder and request the issuance of additional Letters of Credit under this Section 2.01(b).
(b)    Swingline Advances.
(i)    Subject to the terms and conditions set forth herein, the Swingline Bank, in reliance on the agreements of the other Banks pursuant to Section 2.01(c)(iii), shall, on the terms and conditions hereinafter set forth, make Swingline Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date for the Swingline Bank in an aggregate amount not to exceed the lesser of (i) the Swingline Sublimit and (ii) for each such Swingline Advance, the Unused Revolving Credit Commitments of the Banks at such time; provided that the Swingline Bank shall not be required to make a Swingline Advance to refinance an outstanding Swingline Advance; and provided further that the Swingline Bank shall not be required to make Swingline Advances if any Bank is a Defaulting Bank or Potential Defaulting Bank unless the Borrower has deposited cash collateral to the extent required under Section 2.06(c)(ii). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01(c). Immediately upon the making of a Swingline Advance, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Bank a risk participation in such Swingline Advance in an amount equal to such Bank’s Pro Rata Share of such Swingline Advance.
(ii)    Each Swingline Advance shall be made on notice in substantially the form of Exhibit B‑3 (a “Notice of Swingline Advance”), given not later than 3:00 P.M. (New York City time), on the day of a proposed Swingline Advance, by the Borrower to the Agent, which shall give the Swingline Bank prompt notice thereof by facsimile or other electronic communication (e‑mail). Each Notice of Swingline Advance shall be consistent with the requirements of this Section 2.01(c) and shall be by facsimile or other electronic communication (e‑mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e‑mail)), specifying therein the requested (A) date of such Swingline Advance and (B) amount of such Swingline Advance. The Swingline Bank shall, before 4:00 P.M. (New York City time) on the date of such Swingline Advance, make available, in same day funds, such Swingline Advance to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Bank; provided that the Swingline Bank shall not make any Swingline Advances if the applicable conditions set forth in Article III have not been fulfilled. Each Swingline Advance shall be a Base Rate Advance at all times. Each Swingline Advance shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000.
(iii)    Upon written demand by the Swingline Bank with an outstanding Swingline Advance, with a copy of such demand to the Agent, each Bank shall make a Base Rate Advance in an amount equal to such Bank’s Pro Rata Share of such outstanding Swingline Advance as of the date of such demand (and the Agent may apply cash collateral available with respect to any Defaulting Bank’s ratable share). Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the amount of the Unused Revolving Credit Commitments and the conditions set forth in Section 3.02. Each Bank shall on (A) the Business Day on which demand therefor is made by the Swingline Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time, make available to the Agent for the account of the Swingline Bank, in same day funds, such Bank’s Pro Rata Share of such Swingline Advance. Promptly after receipt thereof, the Agent shall transfer such funds to the Swingline Bank.
(iv)    If for any reason any Swingline Advance cannot be refinanced by such a Revolving Credit Borrowing, the request for Base Rate Advances made by the Swingline Bank as set forth herein shall be deemed to be a request by the Swingline Bank that each of the Banks, and each of the Banks absolutely and unconditionally agrees to, fund its risk participation in such Swingline Advance by purchasing from the Swingline Bank, and the Swingline Bank shall sell and assign to each such Bank, such Bank’s Pro Rata Share of such outstanding Swingline Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swingline Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swingline Advance to be purchased by such Bank. Promptly after receipt thereof, the Agent shall transfer such funds to the Swingline Bank. The Borrower hereby agrees to each such sale and assignment. Upon any such assignment by the Swingline Bank to any Bank of a portion of a Swingline Advance, the Swingline Bank represents and warrants to such Bank that such Swingline Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Swingline Advance, the Loan Documents or the Borrower. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments; and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The purchase of participations in a Swingline Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(v)    If and to the extent that any Bank shall not have so made its Pro Rata Share of the amount of such Swingline Advance available to the Agent for the account of the Swingline Bank pursuant to this Section 2.01(c), such Bank agrees to pay to the Agent for the account of the Swingline Bank forthwith on demand its Pro Rata Share of such amount together with interest thereon, for each day from the date of demand by the Swingline Bank until the date such Bank pays its Pro Rata Share of such amount to the Agent, at the Federal Funds Rate for its account or the account of the Swingline Bank, as applicable. If such Bank shall pay to the Agent its Pro Rata Share of such amount for the account of the Swingline Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance or funded participation made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swingline Advance made by the Swingline Bank shall be reduced on such Business Day by such amount so paid in respect of principal.
(vi)    The failure of any Bank to pay its Pro Rata Share of any Swingline Advance to be made by it on the date specified in Section 2.01(c) shall not relieve any other Bank of its obligation hereunder to pay its Pro Rata Share of any Swingline Advance on such date, but no Bank shall be responsible for the failure of any other Bank to pay its Pro Rata Share of any Swingline Advance to be made by such other Bank on such date.
Section 2.02    Making the Revolving Credit Advances. %3. Each Revolving Credit Borrowing shall be made on notice in substantially the form of Exhibit B‑1 (a “Notice of Revolving Credit Borrowing”), given not later than 11:00 A.M. (New York City time) (i) on the date of a proposed Revolving Credit Borrowing comprised of Base Rate Advances and (ii) on the third Business Day prior to the date of a proposed Revolving Credit Borrowing comprised of Eurodollar Rate Advances, by the Borrower to the Agent, which shall give to each Bank prompt notice thereof by facsimile or other electronic communication (e‑mail). Each Notice of Revolving Credit Borrowing shall be consistent with the requirements of Section 2.01(a) and shall be by facsimile or other electronic communication (e‑mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e‑mail)), specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) if such Revolving Credit Borrowing is to be comprised of Eurodollar Rate Advances, the initial Interest Period for each such Revolving Credit Advance. Each Bank shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Bank’s Pro Rata Share of such Revolving Credit Borrowing. After the Agent’s receipt of such funds, the Agent will make such funds available to the Borrower at the Agent’s aforesaid address; provided that the Agent shall not be required to make such funds available if the applicable conditions set forth in Article III have not been fulfilled.
(a)    Notwithstanding any other provision in this Agreement, at no time shall there be more than ten Revolving Credit Borrowings outstanding; provided that for purposes of the limitation set forth in this sentence, all Revolving Credit Borrowings consisting of Base Rate Advances shall constitute a single Revolving Credit Borrowing.
(b)    Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Revolving Credit Advance to be made by such Bank as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.
(c)    Unless the Agent shall have received notice from a Bank prior to the time of any Revolving Credit Borrowing that such Bank will not make available to the Agent such Bank’s Pro Rata Share of such Revolving Credit Borrowing, the Agent may assume that such Bank has made such Pro Rata Share available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made its Pro Rata Share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Revolving Credit Advance as part of such Revolving Credit Borrowing as of the date of such Revolving Credit Borrowing for all purposes.
(d)    The failure of any Bank to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Credit Advance to be made by such other Bank on the date of any Revolving Credit Borrowing.
Section 2.03    Issuance of and Drawings and Reimbursement Under Letters of Credit. %3. Request for Issuance. Each Letter of Credit shall be issued upon notice and application, given not later than 11:00 A.M. (New York City time) on the third Business Day (or a later day, if acceptable to the relevant Issuing Bank in its sole discretion, but in no event later than the first Business Day) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Agent prompt notice thereof by facsimile or other electronic communication (e‑mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e‑mail)). Each such notice of issuance of a Letter of Credit (a “Notice of Issuance and Application for Letter of Credit”) shall be consistent with the requirements of Section 2.01(b) and shall be by telephone, confirmed immediately in writing or by facsimile or other electronic communication (e‑mail), in substantially the form of Exhibit B‑2, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit and (F) currency of such Letter of Credit, if other than Dollars. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance; provided that no Issuing Bank shall be obligated to issue any Letter of Credit in any currency other than Dollars, but each Issuing Bank shall be permitted to issue any Letter of Credit in any Foreign Currency in its sole discretion if requested by the Borrower; provided further that no Issuing Bank shall be obligated to issue any Letter of Credit that is not consistent with the requirements of Section 2.01(b); provided further that no Issuing Bank shall be required to issue any Letter of Credit if the applicable conditions set forth in Article III have not been fulfilled. Notwithstanding the foregoing, no Issuing Bank shall issue any Letter of Credit after it has received a notice from the Agent or the Required Banks that a Default or Event of Default has occurred and is continuing, until it receives a subsequent notice from the Agent or the Required Banks that such Default or Event of Default has been cured or waived.
(a)    Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Agent shall promptly deliver each such report to the Banks by the means provided for delivery of Communications pursuant to Section 8.02.
(b)    Drawing and Reimbursement. Upon receipt of any notice of drawing under any Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Agent thereof. If such drawing is paid, the applicable Issuing Bank shall apply cash collateral provided for this purpose with respect to any Defaulting Bank’s, Exercising Bank’s or Non-Extending Bank’s ratable share so long as the requirements of Section 2.06(c)(ii) shall continue to be satisfied and the Borrower shall either reimburse the Issuing Bank in an amount equal to the remaining amount of such drawing or the Issuing Bank may make a Letter of Credit Advance, which shall be a Base Rate Advance, in the Dollar Equivalent amount of such draft (or such lesser amount after giving effect to any payments or application of cash collateral referred to above). Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Agent, each Bank absolutely and unconditionally agrees to purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to such Bank, such Bank’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Bank. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Bank agrees to so purchase its Pro Rata Share of an outstanding Letter of Credit Advance, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Advances, on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time, but subject to the amount of the Unused Revolving Credit Commitments and the conditions set forth in Section 3.02. If any Borrowing cannot be made because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, each Bank’s payment to the Agent for the account of such Issuing Bank pursuant to this Section 2.03(c) shall be deemed a Letter of Credit Advance from such Bank in satisfaction of its participation obligation under this Section 2.03. Upon any such assignment by an Issuing Bank to any Bank of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such other Bank that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or the Borrower. If and to the extent that any Bank shall not have so made its Pro Rata Share of the amount of such Letter of Credit Advance available to the Agent, such Bank agrees to pay to the Agent forthwith on demand its Pro Rata Share of such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such Bank pays its Pro Rata Share of such amount to the Agent, at the Federal Funds Rate for its account or the account of Issuing Bank, as applicable. If such Bank shall pay to the Agent its Pro Rata Share of such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Base Rate Advance under the Revolving Credit Facility or a Letter of Credit Advance, as the case may be, made by such Bank on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced on such Business Day by such amount so paid in respect of principal. Each Bank acknowledges and agrees that its obligation to make Base Rate Advance or Letter of Credit Advance, as the case may be, pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The making of Letter of Credit Advances by the Banks pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(c)    Failure to Make Letter of Credit Advances. The failure of any Bank to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Bank of its obligation hereunder to make its Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to make the Letter of Credit Advance to be made by such other Bank on such date.
(d)    Expiration Date. Each Letter of Credit shall have an expiration date not later than the earlier of (i) one year after the date of the issuance of such Letter of Credit and (ii) the date that is three months after the latest Stated Termination Date; provided that 91 days prior to the latest Stated Termination Date the Borrower shall grant a first priority perfected security interest in, and deliver to each applicable Issuing Bank, for such Issuing Bank’s sole benefit, an amount in Dollars and in same days funds equal to 105% of the Available Amount of all outstanding Letters of Credit issued by such Issuing Bank that have an expiration date later than the latest Stated Termination Date, to be held as cash collateral by such Issuing Bank under the sole control and dominion of such Issuing Bank and subject to the terms of this Agreement, which amount (or the appropriate portion thereof) shall be released within three Business Days after notice from the Borrower to the Agent that a Letter of Credit that has an expiration date later than the latest Stated Termination Date has been terminated or cancelled or has expired or that there otherwise exists excess cash collateral. Notwithstanding anything herein to the contrary, provided that the Borrower has cash collateralized 105% of the Available Amount of all outstanding Letters of Credit with an expiration date after the latest Stated Termination Date in accordance with this Section 2.03(e), each Bank’s participation in the Letters of Credit shall be released as of the latest Stated Termination Date; provided to the extent that any cash collateral by or on behalf of the Borrower is made to an Issuing Bank and such cash collateral or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under bankruptcy law or otherwise, then (i) to the extent of such recovery, each Bank’s participation or part thereof shall be revived and continued in full force and effect as if such cash collateralization had not occurred, and (ii) each Bank severally agrees to pay to the applicable Issuing Bank upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Issuing Bank, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Banks and the Issuing Banks under the preceding sentence of this clause (e) shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 2.04    Fees. %3. Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee through the Termination Date for such Bank on the amount of (i) such Bank’s Revolving Credit Commitment at such time minus (ii) without duplication, the sum of (A) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Bank (other than Letter of Credit Advances made by such Bank in its capacity as an Issuing Bank) and outstanding at such time plus (B)  such Bank’s Pro Rata Share of (x) the aggregate Available Amount of all Letters of Credit outstanding at such time, (y) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (z) cash collateral deposited with respect to any Exercising Bank’s or Non-Extending Bank’s ratable share, (1) from the date of this Agreement in the case of each Bank listed on the signature pages hereof or (2) from the effective date specified in the Assignment and Acceptance pursuant to which it became a Bank, payable quarterly in arrears (within three Business Days after receipt from the Agent of an invoice therefor) for each period ending on the last day of each March, June, September and December hereafter, commencing September 30, 2015, and on the Termination Date for each Bank, at a rate per annum equal to the Applicable Commitment Fee Rate in effect from time to time (the “Commitment Fee”). For the avoidance of doubt, no Commitment Fee shall accrue on any Bank’s Revolving Credit Commitment in respect of the Automatic Increase until (and subject to the occurrence of) the Automatic Increase Effectiveness Date.
(a)    Letter of Credit Fees, Etc. %4. The Borrower shall pay to the Agent for the account of each Bank (including, without duplication, the applicable Issuing Bank) a commission, payable in arrears quarterly (within three Business Days after receipt from the Agent of an invoice therefor) for each period ending on the last day of each March, June, September and December, commencing September 30, 2015 until the applicable expiration date for such Letter of Credit and, if applicable, on the Termination Date for each Bank, on such Bank’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit then outstanding at a rate equal to the Applicable Margin on Eurodollar Rate Advances in effect from time to time; provided, however, that with respect to Performance Letters of Credit and Commercial Letters of Credit such commission shall be equal to 50% of such Applicable Margin from time to time.
(i)    The Borrower shall pay to each Issuing Bank, for its own account, (A) an issuance fee for each Letter of Credit issued by such Issuing Bank in an amount as the Borrower and such Issuing Bank shall agree and (B) such other commissions, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree (within three Business Days after receipt from the Issuing Bank of an invoice therefor).
(b)    Other Fees. The Borrower agrees to pay to the Agent, the Joint Lead Arrangers, and the Banks such other fees as may be separately agreed to in writing.
(c)    Defaulting Bank Adjustments. Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, such Defaulting Bank will not be entitled to any fees accruing during such period pursuant to Section 2.04(a) and Section 2.04(b) (without prejudice to the rights of the Non-Defaulting Banks in respect of such fees), provided that (i) to the extent that all or a portion of the Defaulting Bank Exposure of such Defaulting Bank is reallocated to the Non-Defaulting Banks pursuant to Section 2.24(a), such fees that would have accrued for the benefit of such Defaulting Bank will instead accrue for the benefit of and be payable to such Non-Defaulting Banks, pro rata in accordance with their respective Revolving Credit Commitments, and (ii) to the extent that all or any portion of such Defaulting Bank Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Banks and the Swingline Bank, as applicable (and the pro rata payment provisions of Section 2.14 will automatically be deemed adjusted to reflect the provisions of this Section).
Section 2.05    Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the Unused Revolving Credit Commitments; provided that each partial reduction shall be in the minimum aggregate amount of $10,000,000 and in an integral multiple of $5,000,000; provided further that no such termination or reduction shall be made pursuant to this Section 2.05, unless after giving effect thereto, the Revolving Credit Facility equals or exceeds the aggregate Letter of Credit Commitments of the Issuing Banks. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent and an Issuing Bank to terminate in whole or reduce the Letter of Credit Commitment of such Issuing Bank; provided that each partial reduction shall be in the minimum amount of $10,000,000 and in an integral multiple of $5,000,000; provided further that no termination or reduction of the Letter of Credit Commitment of any Issuing Bank shall be made pursuant to this Section 2.05, unless after giving effect thereto, the Letter of Credit Commitment of such Issuing Bank equals or exceeds the sum of the Available Amount of all outstanding Letters of Credit issued by such Issuing Bank plus the principal amount of all outstanding Letter of Credit Advances relating to any Letter of Credit issued by such Issuing Bank plus cash collateral deposited with such Issuing Bank with respect to any Exercising Bank or Non-Extending Bank. A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, and such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any of the Commitments shall be permanent.
Section 2.06    Repayment of Advances; Required Cash Collateral. %3. Revolving Credit Advances. The Borrower shall repay the principal amount of each Revolving Credit Advance owing to each Bank on the Termination Date for such Bank or on such earlier date as may be applicable pursuant hereto.
(a)    Letter of Credit Advances. %4. The Borrower shall repay to the Agent for the account of each Issuing Bank and each other Bank that has made a Letter of Credit Advance on the earlier of the third Business Day following the date on which such Letter of Credit Advance is made and the earliest Termination Date then in effect for any Bank the outstanding principal amount of each Letter of Credit Advance made by each of them.
(i)    The Obligations of the Borrower under this Agreement and any other agreement or instrument, in each case relating to any Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire against any Issuing Bank as a result of the payment by any Issuing Bank of any draft or the reimbursement by the Borrower thereof):
(A)    any lack of validity or enforceability of any Loan Document, any Letter of Credit, any Notice of Issuance and Application for Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(B)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(C)    the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(D)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(E)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(F)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or
(G)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
(b)    Required Payment and Cash Collateral.
(i)    If on any date the sum of the aggregate Available Amount of all Letters of Credit outstanding on such date plus the aggregate principal amount of Revolving Credit Advances, Letter of Credit Advances and Swingline Advances outstanding on such date exceeds the Revolving Credit Facility on such date, the Borrower shall, within three Business Days thereafter, (A) prepay Swingline Advances, Letter of Credit Advances and Revolving Credit Advances in an aggregate principal amount sufficient to reduce the sum of the Available Amount of all Letters of Credit outstanding on such date plus the aggregate principal amount of Revolving Credit Advances, Letter of Credit Advances and Swingline Advances outstanding on such date to be less than or equal to the Revolving Credit Facility on such date or (B) if no Revolving Credit Advances, Letter of Credit Advances or Swingline Advances are outstanding at such time or prepayment pursuant to clause (A) of this sentence does not result in the sum of the Available Amount of all Letters of Credit outstanding on such date plus the aggregate principal amount of Revolving Credit Advances, Letter of Credit Advances and Swingline Advances outstanding on such date being less than or equal to the Revolving Credit Facility on such date, pay to the Agent in same day funds at the Agent’s office, for deposit in the Cash Collateral Account, an amount equal to such excess less the principal amount of Advances so prepaid, which amount shall be released within three Business Days after notice from the Borrower to the Agent that the sum of the aggregate Available Amount of all Letters of Credit plus the aggregate principal amount of Revolving Credit Advances, Letter of Credit Advances and Swingline Advances outstanding no longer exceeds the Revolving Credit Facility. If on any date the Available Amount of all Letters of Credit outstanding on such date issued by any Issuing Bank plus the aggregate principal amount of all Letter of Credit Advances outstanding on such date relating to any Letter of Credit issued by such Issuing Bank plus the cash collateral deposited with such Issuing Bank with respect to any Exercising Bank or Non-Extending Bank exceeds the Letter of Credit Commitment of such Issuing Bank on such date, the Borrower shall, within three Business Days thereafter, pay to the Agent in same day funds at the Agent’s office, for deposit in the Cash Collateral Account, an amount equal to such excess which amount shall be released within three Business Days after notice from the Borrower to the Agent that the sum of the Available Amount of all Letters of Credit issued by such Issuing Bank plus the aggregate principal amount of all Letter of Credit Advances outstanding made by such Issuing Bank plus the cash collateral deposited with such Issuing Bank with respect to any Exercising Bank or Non-Extending Bank no longer exceeds the Letter of Credit Commitment of such Issuing Bank.
(ii)    If any Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, if any Letter of Credit or Swingline Advance is at the time outstanding, any Issuing Bank and the Swingline Bank, as the case may be, may (except, in the case of a Defaulting Bank, to the extent the Commitments have been fully reallocated pursuant to Section 2.24(a)), by notice to the Borrower and such Defaulting Bank or Potential Defaulting Bank through the Agent, require the Borrower to pay to the Agent in same day funds at the Agent’s office, for deposit in the Cash Collateral Account, an amount equal to the obligations of the Borrower to the Issuing Banks and the Swingline Bank in respect of such Letters of Credit or Swingline Advances in amount at least equal to 100% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Bank or such Potential Defaulting Bank to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Agent, and to the Issuing Banks and the Swingline Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank or Potential Defaulting Bank.
(c)    Swingline Advances. The Borrower shall repay the outstanding principal amount of each Swingline Advance to the Agent for the account of the Swingline Bank on the earlier of the third Business Day following the date on which such Swingline Advance is made and the earliest Termination Date then in effect for the Swingline Bank.
Section 2.07    Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)    During such periods as a Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full; provided that any amount of principal of a Base Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, from the date on which such amount is due until such amount is paid in full, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2%.
(b)    During such periods as a Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full; provided that any amount of principal of a Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, (i) from the date on which such amount is due until the end of the Interest Period for such Eurodollar Rate Advance, at a rate per annum equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time plus 2%, and (ii) from the end of such Interest Period until such amount is paid in full, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2%.
(c)    With respect to each Swingline Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December and on the date such Swingline Advance shall be paid in full; provided that any amount of principal of a Swingline Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, from the date on which such amount is due until such amount is paid in full, at a rate per annum equal at all times to the sum of the rate otherwise payable thereon plus 2%.
(d)    Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or Section 6.01(e), the Borrower shall pay simple interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal of Advances which is covered by Sections 2.07(a), 2.07(b) and 2.07(c)) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the sum of the rate of interest in effect from time to time for Base Rate Advances plus 2% per annum.
Section 2.08    Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurodollar Rate for the Interest Period then in effect for such Eurodollar Rate Advance from (b) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period. Such additional interest shall be determined by such Bank and notified to the Borrower through the Agent. Payments under this Section 2.08 shall be made within 15 days from the date such Bank makes written demand therefor (or, if later, on the date on which interest is payable on the relevant Eurodollar Rate Advance).
Section 2.09    Interest Rate Determination. %3.  The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.07(b).
(a)    If the Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances:
(i)    the Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Eurodollar Rate Advances,
(ii)    such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii)    the obligation of the Banks to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
(b)    If, due to a major disruption in the interbank funding market with respect to any Eurodollar Rate Advances, the Required Banks notify the Agent  that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Banks of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Banks, whereupon
(i)    each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and
(ii)    the obligation of the Banks to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
(c)    If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Banks and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances (or if such Advances are then Base Rate Advances, will continue as Base Rate Advances).
(d)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such Advances into Eurodollar Rate Advances shall terminate.
(e)    Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or Section 6.01(e), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Banks to make or continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
Section 2.10    Optional Prepayments. The Borrower shall have no right to prepay any principal amount of any Revolving Credit Advance other than as provided in this Section 2.10. The Borrower may, upon notice given to the Agent before 11:00 A.M. (New York City time) on the first Business Day prior to the date of prepayment in the case of Base Rate Advances or upon at least three Business Days’ notice to the Agent in the case of Eurodollar Rate Advances, in each case stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Revolving Credit Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 in the case of Eurodollar Rate Advances and $5,000,000 in the case of Base Rate Advances and in integral multiples of $1,000,000, and after giving effect thereto no Borrowing then outstanding shall have a principal amount of less than $5,000,000; and (y) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b). The Borrower may, upon notice given to the Swingline Bank before 1:00 P.M. (New York City time) on the date of prepayment stating the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Swingline Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples of $1,000,000. If a notice of prepayment is given pursuant to this Section 2.10 in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.05, such notice of prepayment may be revoked (and no prepayment shall be required pursuant thereto) if such notice of termination is revoked in accordance with Section 2.05.
Section 2.11    Payments and Computations. %3. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent (except that payments under Section 2.08 shall be paid directly to the Bank entitled thereto) at 1615 Brett Road, OPS III, New Castle, Delaware 19720, in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Commitment Fees or Letter of Credit fees ratably (except amounts payable pursuant to Section 2.12, Section 2.13 or Section 2.17 and except that (i) any Bank may receive less than its Pro Rata Share of interest to the extent Section 8.06 is applicable to it, (ii) if the Stated Termination Date for all Banks is not the same, then principal payments due pursuant to Section 2.06(a) in respect of the Stated Termination Date for any Bank (but not in respect of payments due before the relevant Stated Termination Date as contemplated by Section 2.06(a)) shall be distributed ratably among all Banks having that same Stated Termination Date (and not to those Banks with a Stated Termination Date occurring later), and (iii) if, in respect of any Change in Control, not all Banks are Exercising Banks, then payments due from the Borrower pursuant to Section 2.23 shall be distributed ratably among all such Exercising Banks (and not to those Banks that are not Exercising Banks)) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.08(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the Agent, the Borrower shall notify the Agent of the Borrowing to which such payment shall apply. In the absence of such notice the Agent may specify the Borrowing to which such payment shall apply.
(a)    All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (b) or clause (c) of the definition thereof), of Commitment Fees and of Letter of Credit fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (b) or clause (c) of the definition thereof, the Base Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent (or in the case of Section 2.08, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fees and Letter of Credit fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(c)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.
Section 2.12    Increased Costs and Capital Requirements. %3. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation by any governmental authority charged with the interpretation or administration thereof after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other governmental authority that would be complied with generally by similarly situated banks acting reasonably (whether or not having the force of law and for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) made or issued after the date of this Agreement, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining any Eurodollar Rate Advance or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.12, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the rate of, or the imposition of, any Excluded Tax) or any reduction in the amount of any sum receivable by such Bank hereunder (whether of principal, interest or any other amount), in each case, by an amount deemed by such Bank to be material, then the Borrower shall from time to time, within 15 days after demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost or such reduction suffered, as the case may be; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand (except that, if the event giving rise to such increased costs or reductions is retroactive, then the 90‑day period referred to above shall be extended to include the period of retroactive effect thereof).
(a)    If following the introduction of or any change in any applicable law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity issued after the date hereof in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated after the date hereof by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) made or issued after the date of this Agreement any Bank determines that compliance by such Bank with any such law or regulation or guideline or request regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s capital or the capital of any Person controlling such Bank as a consequence of such Bank’s commitment to lend or to issue or participate in Letters of Credit hereunder or the issuance or maintenance of or participation in Letters of Credit to a level below that which such Bank or such Person could have achieved but for such introduction or change in law, regulation, guideline or request (taking into consideration such Bank’s or such Person’s policies and the policies of such Bank or such Person with respect to capital adequacy) by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by such Bank, such additional amounts sufficient to compensate such Bank or such Person for any such reduction suffered; provided, however, that the Borrower shall not be required to pay to such Bank any portion of such additional amounts that are incurred more than 90 days prior to any such demand (except that, if the event giving rise to such reductions is retroactive, then the 90‑day period referred to above shall be extended to include the period of retroactive effect thereof).
(b)    Each Bank shall make reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.12 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.
(c)    A certificate of a Bank setting forth in reasonable detail the amounts necessary to compensate such Bank as specified in clause (a) or (b) of this Section 2.12 shall be submitted to the Borrower and the Agent by such Bank and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, no Bank shall be entitled to seek compensation pursuant to this Section 2.12 unless the certificate referred to in the preceding sentence shall (i) state that it is the general practice of such Bank at the time to seek compensation under similar circumstances from other similarly situated borrowers (to the extent such Bank has the right under such similar credit facilities to do so) and (ii) set forth in reasonable detail the manner in which such amount or amounts were determined.
(d)    For purposes of this Agreement and to the extent permitted by applicable laws, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are, in each case, deemed to have gone into effect and been adopted after the date of this Agreement.
Section 2.13    Taxes. %3. Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.11, free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, (i) taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, in each case, (A) imposed by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its overall net income (including branch profits), and franchise taxes imposed on or measured by net income, by the jurisdiction of such Bank’s Applicable Lending Office or principal executive office or any political subdivision thereof or (B) that are Other Connection Taxes, (ii) any U.S. Federal withholding taxes resulting from any law in effect on the date a Bank becomes a party to this Agreement (or designates a new Applicable Lending Office), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to this Section 2.13(a), (iii) any withholding tax resulting from a Bank’s failure to comply with Section 2.13(f), (iv) any U.S. Federal withholding Taxes imposed under FATCA, and (v) taxes imposed as a result of a present or former connection between the recipient and the taxing jurisdiction or any political subdivision thereof (other than a connection arising solely from such recipient entering into, delivering, performing its obligations under, enforcing, or receiving payments hereunder) (subsections (i) through (v) referred to as the “Excluded Taxes” and all other taxes, levies, imposts, deductions, charges, withholdings and liabilities other than the Excluded Taxes being hereinafter referred to as “Taxes”), except as may otherwise be required by law. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased by such amount (an “Additional Amount”) as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) or withholdings such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Any such payment by the Borrower shall be made in the name of the relevant Bank or the Agent (as the case may be).
(a)    In addition, the Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any of the Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17) (hereinafter referred to as “Other Taxes”).
(b)    The Borrower will indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Bank or the Agent (as the case may be) or required to be withheld or deducted from a payment to such Bank or the Agent and, in each case, any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments under any indemnification provided for in this Section 2.13(c) shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor describing such Taxes or Other Taxes in reasonable detail.
(c)    If the Agent or a Bank reasonably determines that it has finally and irrevocably received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts, pursuant to this Section 2.13, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent such refund is attributable, as reasonably determined by the Agent or such Bank, to such indemnity payments made, or Additional Amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or Bank and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Borrower, upon the request of the Agent or such Bank, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges, if any, imposed by the relevant taxation authority in respect of such repayment) to the Agent or such Bank in the event the Agent or such Bank is required to repay such refund to the applicable taxation authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.13(d) shall interfere with the right of the Agent or any Bank to arrange its tax affairs in whatever manner it determines appropriate or oblige the Agent or any Bank to claim any tax credit or tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require the Agent or any Bank to do anything that would prejudice its ability to benefit from any other tax relief to which it may be entitled.
(d)    Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof (or other evidence of payment reasonably satisfactory to the Agent).
(e)    Each Bank (i) on or prior to the date of the Initial Extension of Credit in the case of each Bank listed on the signature pages hereof, (ii) on the date of the Assignment and Acceptance pursuant to which it becomes a Bank, (iii) on or before the date, if any, it changes its Applicable Lending Office, and (iv) from time to time thereafter if reasonably requested in writing by the Borrower or the Agent or promptly upon the obsolescence or invalidity of any form previously delivered by such Bank (but only so long as such Bank remains lawfully able to do so), shall provide the Agent and the Borrower with (A) in the case of a Bank organized under the laws of the United States, a State thereof or the District of Columbia (in such number of copies reasonably requested by the Agent and the Borrower), Internal Revenue Service Forms W‑9 certifying that such Bank is exempt from U.S. Federal backup withholding tax and (B) in the case of a Bank organized under the laws of a jurisdiction outside the United States, a State thereof or the District of Columbia, two original Internal Revenue Service Forms W‑8BEN or W‑8ECI (or, in the case of a Bank that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or 881(c) of the Code, (1) a certificate representing that such Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a 10‑percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and (2) Internal Revenue Service Form W‑8BEN), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed by such Bank, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes (or, in the case of a Bank providing the certificate described in clause (1), certifying that such Bank is a foreign corporation, partnership, estate or trust). If the forms provided by a Bank at the time such Bank first becomes a party to this Agreement indicate or require a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes for purposes of this Section 2.13 unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Bank becomes a party to this Agreement (or the date, if any, a Bank changes its Applicable Lending Office), the Bank assignor (or such Bank) was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes, subject to the provisions of this subsection (f)) United States withholding tax, if any, applicable with respect to the Bank assignor (or such Bank) on such date. For purposes of this Section 2.13(f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code
(f)    For any period with respect to which the Agent, a Bank or an Issuing Bank has failed to provide the Borrower with the appropriate form described in subsection (f) above (other than if such failure is due to a change in law, or in the interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, occurring after the date on which a form originally was required to be provided or if such form otherwise is not required), such Bank shall not be entitled to indemnification or payment of an Additional Amount under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States to the extent such United States Taxes exceed the United States Taxes that would have been imposed had such form been provided; provided, however, that should a Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
(g)    Any Bank claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.13 shall use commercially reasonable efforts (consistent with its generally applicable internal policy and legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to designate a different Applicable Lending Office following the reasonable request in writing of the Borrower if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amounts that may thereafter accrue and would not, in the sole determination of such Bank, require the disclosure of information that such Bank reasonably considers confidential, or be otherwise disadvantageous to such Bank.
(h)    If a payment made to the Agent, any Bank or any Issuing Bank under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if the Agent, such Bank or such Issuing Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Agent, such Bank or such Issuing Bank shall deliver to the Borrower or the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that the Agent, such Bank or such Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from any such payments. Solely for purposes of this Section 2.13(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Section 2.14    Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Advances owing to it (except amounts payable pursuant to Sections 2.08, 2.12, 2.13, 2.17 or 8.08 and except that (i) any Bank may receive less than its Pro Rata Share of interest to the extent Section 8.06 is applicable to it, (ii) if the Stated Termination Date for all Banks is not the same, then principal payments due pursuant to Section 2.06(a) in respect of the Stated Termination Date for any Bank (but not in respect of payments due before the relevant Stated Termination Date as contemplated by Section 2.06(a)) shall be distributed ratably among all Banks having that same Stated Termination Date (and not to those Banks with a Stated Termination Date occurring later), and (iii) if, in respect of any Change in Control, not all Banks are Exercising Banks, then payments due from the Borrower pursuant to Section 2.23 shall be distributed ratably among all such Exercising Banks (and not to those Banks that are not Exercising Banks)) in excess of its Pro Rata Share of payments on account of the principal of or interest on the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank’s ratable share (according to the proportion of (A) the amount of the participation purchased from such Bank as a result of such excess payment to (B) the total amount of such excess payment) of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (A) the amount of such Bank’s required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
Section 2.15    Illegality. Notwithstanding any other provision of this Agreement, if any Bank (“Affected Bank”) shall notify the Borrower and the Agent that the introduction of or any change in any law or regulation after the date of this Agreement makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Affected Bank, or its Eurodollar Lending Office, to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) the obligation of the Affected Bank to make, or to Convert Advances into, Eurodollar Rate Advances shall forthwith be suspended (and any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall, as to each Affected Bank, be deemed a request for a Base Rate Advance to be made on the same day as the Eurodollar Rate Advances of the Banks that are not Affected Banks and such Base Rate Advance shall be considered as part of such Borrowing) until the Affected Bank shall notify the Borrower, the other Banks and the Agent that the circumstances causing such suspension no longer exist and (b) on the last day of the then applicable Interest Period (or such earlier date required by law as specified in such notice from such Affected Bank to the Agent and the Borrower), all Eurodollar Rate Advances of such Affected Bank shall be deemed to be Converted to Base Rate Advances (but will otherwise continue to be considered as a part of the respective Borrowings that they were a part of prior to such Conversion); provided, however, that, before making any such demand, such Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Bank or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Bank, be otherwise materially disadvantageous to such Bank. In the event any Bank shall notify the Agent of the occurrence of any circumstance contemplated under this Section 2.15, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Bank or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Bank in lieu of such Eurodollar Rate Advances or resulting from the Conversion of such Eurodollar Rate Advances and shall be made at the time that payments on the Eurodollar Rate Advances of the Banks that are not Affected Banks are made. Each Bank that has delivered a notice of illegality pursuant to this Section 2.15 above agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to the illegality cease to exist.
Section 2.16    Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.02(b), 2.09 and 2.15, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (a) any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, except as provided in Section 2.15, (b) Advances comprising a Borrowing may not be Converted into Eurodollar Rate Advances if the outstanding principal amount of such Borrowing is less than $10,000,000 or if any Event of Default under Section 6.01(a) or Section 6.01(e) shall have occurred and be continuing on the date the related notice of Conversion would otherwise be given pursuant to this Section 2.16 and (c) a Swingline Advance may not be Converted into Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower. If any Event of Default under Section 6.01(a) or Section 6.01(e) shall have occurred and be continuing on the third Business Day prior to the last day of any Interest Period for any Eurodollar Rate Advances, the Borrower agrees to Convert all such Advances into Base Rate Advances on the last day of such Interest Period.
Section 2.17    Replacement or Removal of Bank. In the event that any Bank shall claim payment of any increased costs pursuant to Section 2.12 or the Borrower is required to pay any Additional Amounts, Taxes or Other Taxes to or on account of any Bank pursuant to Section 2.13, or any Bank exercises its rights under Section 2.15, or if any Bank fails to execute and deliver a consent, amendment or waiver to this Agreement requested by the Borrower by the date specified by the Borrower (or gives the Borrower written notice prior to such date of its intention not to do so) or any Bank is a Defaulting Bank or a Potential Defaulting Bank, the Borrower shall have the right to (a) replace such Bank with an Eligible Assignee in accordance with Section 8.08(a), (b) and (d) (including execution of an appropriate Assignment and Acceptance); provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Agent) to purchase on a date therein specified all of such Bank’s rights hereunder and interest in the Advances owing to such Bank and the Note held by such Bank without recourse at the principal amount of such Note plus interest, Commitment Fees and Letter of Credit fees accrued thereon to the date of such purchase and (ii) shall execute and deliver to the Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Revolving Credit Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Revolving Credit Commitment prior to such replacement), provided further, that no Bank or other Person shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank or (b) if no Default or Event of Default then exists, remove such Bank without replacing it by (i) giving notice to such Bank and the Agent of such removal and (ii) simultaneously with such notice paying to the Agent for the account of such Bank all principal owed to such Bank, all accrued interest, Commitment Fees and Letter of Credit fees owed to such Bank, all requested costs accruing to the date of removal which the Borrower is obligated to pay to such Bank under Section 8.04 and all other amounts owed by the Borrower to such Bank under this Agreement; provided that if the Bank being replaced or removed pursuant to this sentence is an Issuing Bank, the Borrower shall take such steps (which may include delivery of cash collateral) requested by such Issuing Bank to fully protect such Issuing Bank from any loss, cost, expense or liability related to or in connection with any Letter of Credit issued by such Issuing Bank. Upon satisfaction of the requirements for replacement set forth in the first sentence of this Section 2.17, payment to such Bank of the purchase price in immediately available funds by the Eligible Assignee replacing such Bank, execution of such Assignment and Acceptance by such Bank (which Bank shall execute such Assignment and Acceptance contemporaneously with or prior to the payment of all amounts required to be paid to it pursuant to this sentence; provided that such Bank shall be deemed to have executed such Assignment and Acceptance if it shall have not executed such assignment within ten (10) Business Days after the request to sign such assignment), such Eligible Assignee and the Agent, the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under Section 8.04 and all other amounts owed by the Borrower to such Bank under this Agreement (other than Commitment Fees and Letter of Credit fees accrued for the account of such Bank and the principal of and interest on the Advances of such Bank purchased by such Eligible Assignee) and notice by the Borrower to the Agent that such payment has been made, such Eligible Assignee shall constitute a “Bank” hereunder with a Revolving Credit Commitment as so specified and the Bank being so replaced shall no longer constitute a “Bank” hereunder except that the rights under Sections 2.08, 2.12, 2.13 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Bank” hereunder. If, however, such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer or such Eligible Assignee or the Agent fails to execute the relevant Assignment and Acceptance, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to Section 2.12 or the Additional Amounts pursuant to Section 2.13, as the case may be. Upon satisfaction of the requirements for removal set forth in the first sentence of this Section 2.17, the Bank being so removed shall no longer constitute a “Bank” hereunder except that the rights under Sections 2.08, 2.12, 2.13 and 8.04 of the Bank being so removed shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Bank” hereunder.
Section 2.18    Evidence of Indebtedness. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank, with a copy to the Agent, a Revolving Credit Note in substantially the form of Exhibit A‑1 hereto, payable to the order of such Bank in a principal amount equal to the Revolving Credit Commitment of such Bank. The Borrower agrees that upon notice by the Swingline Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for the Swingline Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Swingline Advances owing to, or to be made by, the Swingline Bank, the Borrower shall promptly execute and deliver to the Swingline Bank, with a copy to the Agent, a Swingline Note in substantially the form of Exhibit A‑2 hereto, payable to the order of such Bank in a principal amount equal to the Swingline Sublimit. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
Section 2.19    Automatic Increase in the Revolving Credit Commitment. %3. In the event that the following conditions precedent shall have been satisfied on or before the Outside Date, the Revolving Credit Commitment of each Bank shall automatically, without further action by or consent of any party hereto, be increased to the amount set forth opposite such Bank’s name on Schedule I hereto under the caption “Revolving Credit Commitment as of the Automatic Increase Effectiveness Date” (the “Automatic Increase”), effective on and as of the first Business Day succeeding the date (the “Automatic Increase Effectiveness Date”) on which the following conditions precedent shall have been satisfied:
(i)    The Acquisition shall have been consummated;
(ii)    All outstanding loans and other amounts, if any, owing under the BHI Credit Agreement shall have been paid in full, all commitments related thereto shall have been terminated and the Agent shall have received an executed customary payoff letter (or such other evidence) in form and substance reasonably satisfactory to the Agent in respect of the foregoing;
(iii)    The following statements shall be true and correct as of the Automatic Increase Effectiveness Date and the Agent shall have received a certificate signed by a Responsible Officer, dated the Automatic Increase Effectiveness Date, stating that:
(A)    the representations and warranties contained in Section 4.01 are correct on and as of the Automatic Increase Effectiveness Date (other than those representations and warranties contained in Section 4.01(e) and Section 4.01(f) and those other representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date),
(B)    no event has occurred and is continuing, or would result from the Automatic Increase or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default, and
(C)    the representations and warranties made by or with respect to the Acquired Business and its subsidiaries in Section 4.6(a) of the Merger Agreement are true and correct as of the date of consummation of the Acquisition, but only to the extent that the Borrower has the right to terminate its obligations under the Merger Agreement, or to decline to consummate the Acquisition pursuant to the Merger Agreement, as a result of a breach of such representations; provided that each reference to a “Company Material Adverse Effect” in Section 4.6(a) of the Merger Agreement shall be deemed to be a reference to a Company Material Adverse Effect as defined herein;
(iv)    All accrued fees (including upfront fees due and payable on the Automatic Increase Effectiveness Date) and reasonable and documented out-of-pocket expenses of the Agent and the Joint Lead Arrangers shall have been paid (including the reasonable and documented fees and expenses of counsel to the Agent and the Joint Lead Arrangers for which invoices have been submitted); and
(v)    The Borrower shall have delivered the documentation and other information to the Joint Lead Arrangers and the Banks that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three Business Days prior to the Automatic Increase Effectiveness Date, to the extent such documentation or other information is requested at least 10 days prior to the Automatic Increase Effectiveness Date.
(b)    Promptly following the Automatic Increase Effectiveness Date, the Agent shall notify the Banks of the Automatic Increase.
Section 2.20    Increase in the Aggregate Revolving Credit Commitments. %3. At any time after the earliest of (i) the Outside Date, (ii) the Automatic Increase Effectiveness Date and (iii) the date on which the Merger Agreement terminates in accordance with its terms, and subject to Section 2.20(e), the Borrower may, from time to time at least 90 days prior to the latest Stated Termination Date for any Bank, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by a minimum amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest Stated Termination Date for any Bank (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of all increases effected pursuant to this Section 2.20 exceed $500,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.
(a)    The Agent shall promptly notify the Banks of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Bank that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment.
(b)    Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which Banks are willing to participate in the requested Commitment Increase. If the aggregate amount by which Banks are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by Banks as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrower, at its discretion, may withdraw its request for a Commitment Increase at any time prior to the Increase Date.
(c)    On each Increase Date, (i) each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.20(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Bank party to this Agreement as of such Increase Date and (ii) the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by the amount allocated to such Bank as agreed between the Borrower and the Agent (not to exceed the amount by which such Bank was willing to increase its Revolving Credit Commitment (as specified in such Bank’s relevant notice pursuant to Section 2.20(b)); provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
(A)    an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Borrower; and
(B)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.20(d), the Agent shall notify the Banks (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or other electronic communication (e‑mail), of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. On the last day of each Interest Period in effect on any Increase Date, the Borrower shall make such Borrowings and prepayments as shall be necessary to cause the outstanding Eurodollar Rate Advances related to such Interest Period and, in the case of the first such Interest Period, the Base Rate Advances to be ratable with the revised Commitments resulting from any non-ratable increase in the Commitments under this Section 2.20.
(d)    Notwithstanding any other provision of this Section 2.20, no increase of any Commitment shall be effected pursuant to this Section 2.20 without the consent of the Agent, the Issuing Banks and the Swingline Bank (which consents shall not be unreasonably withheld, delayed or conditioned).
Section 2.21    New Issuing Banks. From time to time, with the approval of the Agent (which approval shall not be unreasonably withheld), the Borrower may enter into an agreement with a Person that is not already an Issuing Bank hereunder pursuant to which such Person shall become an Issuing Bank hereunder, if (a) such agreement provides that such Person expressly agrees to perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank, (b) such agreement sets forth such Person’s Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register) and (c) a copy of such agreement is promptly delivered to the Agent.
Section 2.22    Extension of Commitments. %3. The Borrower may request by notice (an “Extension Request Notice”) to the Agent (which shall promptly notify the Banks), given during any period beginning on (and including) the day that is 75 days prior to an anniversary of the Effective Date and ending on (and including) the day that is 30 days prior to such anniversary, but in no event later than 30 days prior to the latest Stated Termination Date for any Bank, that the Banks extend their respective Revolving Credit Commitments for an additional year; provided that the Borrower may effectuate an extension pursuant to this Section 2.22 only two times; provided further that the Borrower agrees that it shall not make such request unless on the date of such request it has satisfied all conditions that would be required pursuant to Article III for a Revolving Credit Advance on such date (other than the giving of a Notice of Revolving Credit Borrowing). If a Bank agrees, in its sole and absolute discretion, to so extend its Revolving Credit Commitment, it will give notice to the Agent of its decision to do so within the ten day period following the date of such Extension Request Notice. Promptly following expiration of such ten day period, the Agent will notify the Borrower and the Banks of the Banks from which it has received such a notice agreeing to so renew (“Extending Banks”). Any failure by a Bank to so notify the Agent shall be deemed to be a decision by such Bank to not so extend its Revolving Credit Commitment (each a “Non-Extending Bank”).
(a)    If all Banks elect to so extend their respective Revolving Credit Commitments, the Stated Termination Date for each Bank shall automatically become the date that is one year following the Stated Termination Date for such Bank as in effect immediately prior to such extension.
(b)    The Borrower shall have the right, on or before the anniversary of the Effective Date in respect of which an Extension Request Notice is given, to replace each Non-Extending Bank with, and add as “Banks” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Bank”) as provided in Section 8.08, each of which Additional Commitment Banks shall have entered into an Assignment and Acceptance pursuant to which such Additional Commitment Bank shall, effective as of such anniversary, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Bank is already a Bank, its Revolving Credit Commitment shall be in addition to any other Revolving Credit Commitment of such Bank hereunder on such date).
(c)    If the Revolving Credit Commitments of the Extending Banks and the Additional Commitment Banks aggregate 50% or less of the aggregate Revolving Credit Commitments of all Banks, none of the Revolving Credit Commitments (including the Revolving Credit Commitment of any Extending Bank) will be extended and the Stated Termination Date for each Bank shall remain unchanged.
(d)    If the Revolving Credit Commitments of the Extending Banks and the Additional Commitment Banks aggregate greater than 50% and less than 100% of the aggregate Revolving Credit Commitments of all Banks, (i) the Stated Termination Date for each Bank that is an Extending Bank or an Additional Commitment Bank shall automatically become the date that is one year following the Stated Termination Date for such Bank (or in the case of an Additional Commitment Bank that was not already a Bank with a Revolving Credit Commitment, one year following the Stated Termination Date of the Bank it replaced) as in effect immediately prior to such extension, (ii) the Stated Termination Date for each Bank that is a Non-Extending Bank shall remain unchanged and (iii) each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement with a Revolving Credit Commitment as contemplated by Section 2.22(c).
(e)    The election by any Bank to renew at any time shall not obligate such Bank to renew at any other time, it being agreed that each election of any Bank to renew or not renew shall be made by such Bank in its sole and absolute discretion and that such discretion shall not be limited by any prior election to renew.
(f)    The Borrower agrees to deliver to the Agent on each date that any extension pursuant to this Section 2.22 becomes effective a certificate of a Responsible Officer to the effect that on such date the Borrower has satisfied all conditions that would be required pursuant to Article III for a Revolving Credit Advance on such date (other than the giving of a Notice of Revolving Credit Borrowing).
Section 2.23    Change in Control. %3. If a Change in Control occurs, (i) the Borrower shall promptly notify the Agent (which shall promptly notify the Banks) of such occurrence and specify in such notice a date (the “Early Maturity Date”) on which the matters referred to in clauses (ii) and (iii) of this Section 2.23(a) shall occur as to each Bank, at the option of such Bank, which date shall be any Business Day not earlier than 60 days after, and not later than 90 days after, the Borrower gives such notice, (ii) any Bank may, at its sole option, elect to require the following to occur on the Early Maturity Date: (A) termination of its Revolving Credit Commitment, if any, (B) payment in full by the Borrower of all Obligations owed to such Bank and (C) grant by the Borrower of a first priority perfected security interest in, and delivery by the Borrower to each Issuing Bank, for such Issuing Bank’s sole benefit, of, an amount in Dollars and in same day funds equal to such Bank’s Pro Rata Share of all outstanding Letters of Credit issued by such Issuing Bank, to be held as cash collateral by such Issuing Bank under the sole control and dominion of such Issuing Bank and subject to the terms of this Agreement; provided that any such election shall elect all (and not less than all) of the actions referred to in such clauses (A), (B) and (C), and (iii) any Issuing Bank may, at its sole option, elect to require the following to occur on the Early Maturity Date: (A) termination of its Letter of Credit Commitment, if any, (B) payment in full by the Borrower of all Obligations owed to such Issuing Bank and (C) grant by the Borrower of a first priority perfected security interest in, and delivery by the Borrower to such Issuing Bank, for such Issuing Bank’s sole benefit, of, an amount in Dollars and in same days funds equal to the Available Amount of all outstanding Letters of Credit issued by such Issuing Bank (but without duplication of amounts, if any, delivered in respect of such Letters of Credit pursuant to Section 2.23(a)(ii)(C)), to be held as cash collateral by such Issuing Bank under the sole control and dominion of such Issuing Bank and subject to the terms of this Agreement; provided that any such election shall elect all (and not less than all) of the actions referred to in such clauses (A), (B) and (C). Any Bank that is also an Issuing Bank and elects to exercise its rights under clause (ii) or (iii) of this Section 2.23(a) shall elect to exercise its rights under both such clauses.
(a)    Any Bank (an “Exercising Bank”) may exercise its rights pursuant to Section 2.23(a) by giving the Agent and the Borrower a written notice of such exercise not earlier than 20 days after, and not later than 40 days after, such Bank’s receipt of a notice from the Agent under Section 2.23(a) (but the failure to so exercise such rights in respect of any Change in Control shall not impair the exercise of any such rights in respect of any other Change in Control).
(b)    On the relevant Early Maturity Date, each Exercising Bank’s Revolving Credit Commitment shall terminate, and the Borrower shall (i) pay in full all Obligations owed to such Bank hereunder, including all of such Bank’s outstanding Advances together with interest thereon accrued to such Early Maturity Date and any amounts payable pursuant to Section 8.04(b), all Commitment Fees and Letter of Credit fees accrued to such Early Maturity Date with respect to such Bank’s Revolving Credit Commitment and all amounts then owing to such Bank pursuant to Sections 2.08, 2.12, 2.13 and 8.04, (ii) grant the security interest and deliver to the relevant Issuing Banks the respective amounts contemplated by clause (ii)(C) of Section 2.23(a) and (iii) if immediately after giving effect to such termination and payment, the sum of the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate principal amount of all outstanding Letter of Credit Advances would exceed the Revolving Credit Facility, pay to the Agent in same day funds at the Agent’s office, for deposit in the Cash Collateral Account, an amount equal to such excess; provided that such termination of such Bank’s Revolving Credit Commitment shall not occur until the requirements of clause (ii) of this sentence and this clause (iii) are satisfied, but effective as of the Early Maturity Date such Bank shall have no further obligation to make any Revolving Credit Advance, no obligation to make Letter of Credit Advances in respect of Letters of Credit issued after such Early Maturity Date and no obligation to purchase any share or portion of any Letter of Credit Advance in respect of Letters of Credit issued or Swingline Advances made after such Early Maturity Date. Upon termination of such Bank’s Revolving Credit Commitment in accordance with this Section 2.23(c), such Bank shall cease to be a party hereto, except that (A) rights of such Bank under Sections 2.08, 2.12, 2.13 and 8.04 shall continue with respect to events and occurrences occurring before or on such Early Maturity Date, (B) the obligations of such Bank under Section 7.07 shall continue as to events, actions and circumstances arising on or prior to such Early Maturity Date and (C) such Bank shall be liable to each Issuing Bank for such Bank’s Pro Rata Share of any loss incurred by such Issuing Bank as a result of the collateral provided pursuant to this Section 2.23 to such Issuing Bank being inadequate for any reason, but no Issuing Bank, solely in its capacity as such, shall be liable to another Issuing Bank under this clause (C). Nothing contained in this Section 2.23 shall impair the obligation of the Borrower to pay any amount owing to the Banks hereunder when due prior to an Early Maturity Date.
(c)    On the relevant Early Maturity Date, such Exercising Bank’s Letter of Credit Commitment shall terminate, and the Borrower shall (i) pay in full all Obligations owed to such Issuing Bank, including all of such Issuing Bank’s outstanding Advances together with interest thereon accrued to such Early Maturity Date and any amounts payable pursuant to Section 8.04(b), all Letter of Credit fees and all amounts then owing to such Issuing Bank pursuant to Sections 2.12, 2.13 and 8.04 and (ii) grant the security interest and deliver to such Issuing Bank the amount contemplated by Section 2.23(a)(iii)(C). Nothing contained in this Section 2.23 shall impair the obligation of the Borrower to pay any amount owing to the Issuing Banks hereunder when due prior to an Early Maturity Date.
(d)    The Borrower shall have the right, on or before the Early Maturity Date, to replace each Exercising Bank with, and add as “Banks” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Change in Control Commitment Bank”) as provided in Section 8.08, each of which Additional Change in Control Commitment Banks shall have entered into an Assignment and Acceptance pursuant to which such Additional Change in Control Commitment Bank shall, effective as of such Early Maturity Date, undertake a Revolving Credit Commitment or Letter of Credit Commitment, as the case may be (and, if any such Additional Change in Control Commitment Bank is already a Bank, its Revolving Credit Commitment or Letter of Credit Commitment, as the case may be, shall be in addition to any other Revolving Credit Commitment or Letter of Credit Commitment, as the case may be, of such Bank hereunder on such date).
Section 2.24    Defaulting Bank Provisions. If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply:
(a)    the Defaulting Bank Exposure of such Defaulting Bank will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Revolving Credit Commitments; provided that (i) the sum of all Non-Defaulting Banks’ Unused Revolving Credit Commitments may not in any event be less than zero as in effect at the time of such reallocation and (ii) neither such reallocation nor any payment by a Non-Defaulting Bank pursuant thereto will constitute a waiver or release of any claim the Borrower, the Agent, an Issuing Bank, the Swingline Bank or any other Bank may have against such Defaulting Bank or cause such Defaulting Bank to be a Non-Defaulting Bank;
(b)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Bank Exposure cannot be so reallocated, whether by reason of the first proviso in clause (a) above or otherwise, the Borrower will, not later than three Business Days after demand by the Agent (at the direction of an Issuing Bank and/or the Swingline Bank, as the case may be), (i) pay to the Agent in same day funds at the Agent’s office, for deposit in the Cash Collateral Account, an amount equal to the unreallocated portion of such Defaulting Bank Exposure, (ii) prepay (subject to clause (c) below) the Swingline Advances and/or (iii) make other arrangements satisfactory to the Agent, the Issuing Banks and the Swingline Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank; and
(c)    if the Borrower, the Agent, the Issuing Banks and the Swingline Bank agree in writing in their discretion that a Bank is no longer a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the Cash Collateral Account), such Bank will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Banks and/or make such other adjustments as the Agent may determine to be necessary to cause the Unused Revolving Credit Commitments of the Banks to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank and will be a Non-Defaulting Bank (and the Defaulting Bank Exposure of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Bank was a Defaulting Bank; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.
Article III

CONDITIONS OF LENDING
Section 3.01    Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the Agent shall have received a counterpart of this Agreement duly executed by the Borrower and a counterpart of, or a copy of a signature page to, this Agreement duly executed by all of the Banks and the following additional conditions precedent shall have been satisfied, except that Section 2.04(a) shall become effective as of the first date on which the Agent shall have received counterparts of (or, in the case of any Bank, a copy of a signature page to) this Agreement duly executed by the Borrower and all of the Banks:
(e)    The Borrower shall have notified the Agent in writing as to the proposed Effective Date.
(f)    The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent:
(iii)    The Notes to the order of the Banks to the extent requested by any Bank pursuant to Section 2.18.
(iv)    Certified copies of the resolutions of the Board of Directors of the Borrower approving each Loan Document, and of all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to each Loan Document.
(v)    A certificate of the secretary or an assistant secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document and the other documents to be delivered by the Borrower hereunder.
(vi)    A certificate of a Responsible Officer stating the respective ratings by each of S&P and Moody’s of the senior unsecured long-term debt of the Borrower as in effect on the Effective Date.
(vii)    A certificate of a Responsible Officer stating that (A) all “Revolving Credit Commitments” (as defined in the Existing Agreement) of the “Banks” (as defined in the Existing Agreement) have been terminated, (B) either (1) no letter of credit is outstanding thereunder or (2) any such letters of credit are deemed to be Existing Letters of Credit under this Agreement, (C) no “Advances” (as defined in the Existing Agreement) are outstanding under the Existing Agreement, and (D) all fees and other amounts known by the Borrower to be payable under the Existing Agreement have been paid in full. Each Bank that is a party to the Existing Agreement waives the requirement of Section 2.05 of the Existing Agreement that notice of such termination be given at least three Business Days prior to such termination.
(viii)    A favorable opinion of Bruce A. Metzinger, Assistant Secretary and Senior Director for the Borrower, in substantially the form of Exhibit C‑1 hereto.
(ix)    A favorable opinion of Baker Botts L.L.P., counsel for the Borrower, in substantially the form of Exhibit C‑2 hereto.
(g)    On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a Responsible Officer, dated the Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default or an Event of Default.
(h)    All accrued fees and reasonable and documented out-of-pocket expenses of the Joint Lead Arrangers shall have been paid (including the reasonable and documented fees and expenses of counsel to the Joint Lead Arrangers for which invoices have been submitted).
(i)    The Borrower shall have delivered the documentation and other information to the Joint Lead Arrangers and the Banks that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three Business Days prior to the Effective Date, to the extent such documentation or other information is requested at least 10 days prior to the Effective Date.
(j)    The Borrower shall have paid all accrued fees and reasonable and documented out-of-pocket expenses of the Agent (including reasonable and documented fees and expenses of counsel for which invoices have been submitted).
Section 3.02    Conditions Precedent to each Advance, each Commitment Increase and each Issuance, Renewal and Increase of each Letter of Credit. The obligation of each Bank to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Bank pursuant to Section 2.03(c)) (including, without limitation, the initial Revolving Credit Advance) and each Issuing Bank to issue or renew Letters of Credit (including the initial Letter of Credit), each Commitment Increase and each amendment of a Letter of Credit that has the effect of increasing the Available Amount of such Letter of Credit shall be subject to the conditions precedent that on the date of such Advance, such Commitment Increase or such issuance, renewal or increase of a Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swingline Advance, Notice of Issuance and Application for Letter of Credit, request for a Commitment Increase or request for increase of a Letter of Credit and the acceptance by the Borrower of the proceeds of such Advance, such Commitment Increase, such Letter of Credit or of the renewal or increase of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Advance, such Commitment Increase or such issuance, renewal or increase of a Letter of Credit such statements are true):
(e)    the representations and warranties contained in Section 4.01 are correct on and as of the date of such Revolving Credit Advance, such Swingline Advance, such Commitment Increase or such issuance, renewal or increase of a Letter of Credit (other than those representations and warranties contained in Section 4.01(e) and Section 4.01(f) and those other representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date) before and after giving effect to such Advance, such Commitment Increase or such issuance, renewal or increase and to the application of the proceeds therefrom, as though made on and as of such date,
(f)    no event has occurred and is continuing, or would result from such Advance, such Commitment Increase or such issuance, renewal or increase or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default, and
(g)    there exists no request or directive issued by any governmental authority, central bank or comparable agency, injunction, stay, order, litigation or proceeding purporting to affect or calling into question the legality, validity or enforceability of any Loan Document or the consummation of any transaction (including any Advance or proposed Advance, any Commitment Increase or proposed Commitment Increase or any issuance, renewal or increase of a Letter of Credit or proposed issuance, renewal or increase of a Letter of Credit) contemplated hereby.
Section 3.03    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, the Agent, the Joint Lead Arrangers and each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Persons unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Person prior to the date that the Borrower, by notice to the Agent, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Banks and the Borrower of the occurrence of the Effective Date, which notice shall be conclusive and binding.
Section 3.04    Additional Defaulting Bank Requirements. In addition to the other conditions precedent herein set forth, if any Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit and the Swingline Bank will not be required to make any Swingline Advances, unless such Issuing Bank or the Swingline Bank, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Banks or by deposits in the Cash Collateral Account or a combination thereof satisfactory to the Issuing Banks or Swingline Bank.
Article IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(h)    Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite organizational power and authority to own its properties, to conduct its business as now being conducted and to execute, deliver and perform each Loan Document to which it is or is to be a party, except for any failures to be so organized, existing, qualified to do business or in good standing or to have such power and authority as would not, individually or in the aggregate, have a Material Adverse Effect.
(i)    The execution, delivery and performance by the Borrower of each Loan Document and the consummation of the transactions contemplated hereby (including, without limitation, each Revolving Credit Borrowing, Swingline Advance and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof but excluding, for the avoidance of doubt, the Acquisition) and the transactions contemplated thereby (i) are within the Borrower’s corporate power, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene (A) the Borrower’s certificate of incorporation or by‑laws, (B) any law, rule, regulation, order, writ, injunction or decree, or (C) any contractual restriction under any material agreements binding on or affecting the Borrower or any Subsidiary or any other contractual restriction the contravention of which would have a Material Adverse Effect.
(j)    No authorization, approval, consent, license or other action by, and no notice to or filing with, any governmental authority, regulatory body or other Person is required to be made or obtained by the Borrower or any Subsidiary thereof for the due execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby (including, without limitation, each Revolving Credit Borrowing, Swingline Advance and issuance or renewal of a Letter of Credit hereunder and the use of the proceeds thereof but excluding, for the avoidance of doubt, the Acquisition) and the transactions contemplated thereby, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) approvals that would be required under agreements that are not material agreements and (iii) as otherwise permitted by the Loan Documents.
(k)    This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.
(l)    The Financial Statements have been reported on by KPMG LLP and fairly present in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries as at December 31, 2014 and the consolidated results of their operations and cash flows for the year then ended, all in accordance with GAAP. Since December 31, 2014 through the date hereof there has been no material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole, except as disclosed in the Borrower’s Form 10‑Q for the quarter ended March 31, 2015 or any filing by the Borrower with the SEC on Form 8‑K not less than five days prior to the date hereof.
(m)    As of the date hereof, except as disclosed in the Borrower’s Form 10-K for the fiscal year ended December 31, 2014, Form 10‑Q for the quarter ended March 31, 2015 or any filing by the Borrower with the SEC on Form 8‑K not less than five days prior to the date hereof, there is no litigation, investigation or proceeding pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower, any of its Subsidiaries or any of its or their respective rights or properties before any court or by or before any arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that could reasonably be expected to have a Material Adverse Effect or (ii) that in any manner draws into question or purports to affect any transaction contemplated hereby or the legality, validity, binding effect or enforceability of the Borrower’s obligations or the rights and remedies of the Banks relating to this Agreement and the other Loan Documents.
(n)    Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Following the application of the proceeds of each Advance and each Letter of Credit, (i) not more than 25% of the value of the assets of the Borrower that are subject to any arrangement with the Agent or any Bank (herein or otherwise) whereby the Borrower’s right or ability to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be margin stock (within the meaning of Regulation U); and (ii) not more than 25% of the value of the assets of the Borrower and its Subsidiaries that are subject to any arrangement with the Agent or any Bank (herein or otherwise) whereby the right or ability of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of assets is in any way restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under any such other arrangement), will be any such margin stock. No proceeds of any Advance or any Letter of Credit will be used in any manner that is not permitted by Section 5.02.
(o)    The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(p)    No statement or information contained in this Agreement or any other document, certificate or statement furnished to the Agent or the Banks by or on behalf of the Borrower for use in connection with the transactions contemplated by the Loan Documents (as modified or supplemented by other information furnished) contains as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made; provided, however, that, with respect to any such information, exhibit or report consisting of statements, estimates, pro forma financial information, forward-looking statements and projections regarding the future performance of the Borrower or any of its Subsidiaries (“Projections”), no representation or warranty is made other than that such Projections have been prepared in good faith based upon assumptions believed by the Borrower or such Subsidiary to be reasonable at the time.
(q)    Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents engaged by them and conducting activities on their behalf, is (a) an individual or entity that is currently the subject of any Sanctions or (b) included on OFAC’s List of Specially Designated Nationals and Blocked Persons or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List. Neither the Borrower nor any of its Subsidiaries is physically located, organized or resident in a Designated Jurisdiction other than (i) as disclosed to the Joint Lead Arrangers prior to the date hereof and (ii) any Subsidiary of the Acquired Business that conducts no business, generates no income, receives no additional investments and does not own or possess any material property or assets.
(r)    Other than as could not reasonably be expected to have a Material Adverse Effect, and to the Borrower’s knowledge with respect to the Acquired Business and its Subsidiaries to the extent this representation is made as a condition to the Automatic Increase Effectiveness Date, the Borrower and its Subsidiaries are in compliance, with (i) the Patriot Act and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. The Borrower and its Subsidiaries (to the Borrower’s knowledge with respect to the Acquired Business and its Subsidiaries to the extent this representation is made as a condition to the Automatic Increase Effectiveness Date) and, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents engaged by them and conducting activities on their behalf, are in compliance with applicable Sanctions in all material respects.
(s)    Other than as could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries (to the Borrower’s knowledge with respect to the Acquired Business and its Subsidiaries to the extent this representation is made as a condition to the Automatic Increase Effectiveness Date) and, to the knowledge of the Borrower, their respective directors, officers, employees and agents engaged by them and conducting activities on their behalf, are in compliance with applicable Anti-Corruption Laws.
Article V

COVENANTS OF THE BORROWER
Section 5.01    Affirmative Covenants. So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank or Issuing Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:
(d)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable law, rules, regulations and orders (including, without limitation, ERISA and environmental laws and permits) except to the extent that failure to so comply (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect.
(e)    Preservation of Corporate or Organizational Existence, Etc. (i) Preserve and maintain and cause each of its Subsidiaries to preserve and maintain (unless, in the case of any Subsidiary, the Borrower or such Subsidiary determines that such preservation and maintenance is no longer necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole), its corporate or organizational existence, rights (charter and statutory), franchises, permits, licenses, approvals and privileges in the jurisdiction of its organization; provided, however, that the Borrower and its Subsidiaries may consummate any merger, consolidation conveyance, transfer, lease or disposition permitted under Section 5.02(b); and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege, franchise or, solely in the case of Subsidiaries, existence, if the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign organization in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where the failure to so qualify or remain qualified could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.
(f)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, within 90 days after becoming due or, in the case of taxes, assessments, charges and like levies, if later, prior to the date on which penalties are imposed for such unpaid taxes, assessments, charges and like levies (i) all taxes, assessments, charges and like levies levied or imposed upon it or upon its income, profits or Property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its Property; provided that neither the Borrower nor any Subsidiary shall be required to pay and discharge any such tax, assessment, charge, levy or claim if (A) the failure to do so (in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect or (B) the same is being contested in good faith and by appropriate proceedings and reserves, if required by GAAP, have been established in conformity with GAAP.
(g)    Reporting Requirements. Furnish to the Agent:
(iii)    not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) the consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the consolidated statements of income and cash flows of the Borrower and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail, (B) a copy of the Borrower’s Form 10‑Q for such quarter as filed with the SEC and (C) a certificate of a Responsible Officer as to compliance with the terms of this Agreement;
(iv)    not later than 120 days after the end of each fiscal year of the Borrower, (A) copies of the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated subsidiaries for such fiscal year, (B) a copy of the Borrower’s Form 10‑K for such year as filed with the SEC and (C) a certificate of a Responsible Officer as to compliance with the terms of this Agreement;
(v)    within five Business Days after filing with the SEC, copies of all registration statements (other than on Form S‑8), proxy statements, Forms 8‑K (other than press releases) and Schedules 13‑D filed by, or in respect of, the Borrower or any of its Subsidiaries with the SEC;
(vi)    as soon as possible, and in any event within ten days after any Responsible Officer has obtained knowledge of the occurrence of any Default or Event of Default, written notice thereof setting forth details of such Default or Event of Default and the actions that the Borrower has taken and proposes to take with respect thereto;
(vii)    promptly (and in any event within five Business Days) after any change in, or withdrawal or termination of, the rating of any senior unsecured long-term debt of the Borrower by S&P or Moody’s, notice thereof;
(viii)    promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its holders of common stock; and
(ix)    such other information as any Bank through the Agent may from time to time reasonably request.
Information required to be delivered pursuant to Sections 5.01(d)(i) or 5.01(d)(ii) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Borrower’s website on the Internet at www.halliburton.com, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that the Borrower shall deliver paper copies of the information referred to in such Sections to the Agent for distribution to (x) any Bank to which the above referenced websites are for any reason not available if such Bank has so notified the Borrower and (y) any Bank that has notified the Borrower that it desires paper copies of all such information; provided further that the Agent shall notify the Banks as provided in Section 8.02 of any materials delivered pursuant to this Section 5.01(d) (other than clauses (iii) and (vi) of this Section 5.01(d)). Information required to be delivered pursuant to Sections 5.01(d)(iii) or 5.01(d)(vi) shall be deemed to have been delivered on the date when posted on a website as provided in the preceding sentence.
(h)    Inspections. At any reasonable time and from time to time, in each case upon reasonable notice to the Borrower and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, permit each Bank to visit and inspect the properties of the Borrower or any material Subsidiary of the Borrower, and to examine and make copies of and abstracts from the records and books of account of the Borrower and its material Subsidiaries and discuss the affairs, finances and accounts of the Borrower and its material Subsidiaries with its and their officers and independent accountants; provided, however, that advance notice of any discussion with such independent public accountants shall be given to the Borrower and the Borrower shall have the opportunity to be present at any such discussion.
(i)    Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with GAAP on a consolidated basis.
(j)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its material Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of the business of the Borrower and its material Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.
(k)    Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable to the Borrower or such Subsidiary and, if a comparable arm’s-length transaction is known by the Borrower, no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, that the foregoing restriction shall not apply to
(i)    transactions between or among the Borrower and its Subsidiaries;
(ii)    transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(iii)    to the extent permitted by law, customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;
(iv)    transactions pursuant to any contract or agreement in effect on the date hereof, as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Borrower and its Subsidiaries in any material respect than such contract or agreement as in effect on the date hereof;
(v)    any transaction or series of transactions between the Borrower or any Subsidiary and any of their joint ventures, provided that such transaction or series of transactions is in the ordinary course of business and consistent with past practices of the Borrower, and/or its Subsidiaries and their joint ventures;
(vi)    the issuance of Equity Interests of the Borrower to any Person; or
(vii)    transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary; provided such transaction is not entered into in contemplation of such event.
(l)    Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect and enforce policies and procedures designed and reasonably intended to procure compliance, in all material respects, by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents engaged by them and conducting activities on their behalf with applicable Anti-Corruption Laws and Sanctions.
Section 5.02    Negative Covenants. So long as any Advance or any other amount payable by the Borrower hereunder or under any other Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Bank or Issuing Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:
(a)    Liens, Etc. (x) Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its Properties whether now owned or hereafter acquired to secure Indebtedness or reimbursement obligations in respect of letters of credit, or (y) except for collateral assignments, which are governed by Section 5.02(a)(x), assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income to secure Indebtedness or reimbursement obligations in respect of Letters of Credit, except:
(i)    Liens incurred pursuant to, and assignments made in connection with, Securitization Transactions;
(ii)    Liens on or with respect to any of the Properties of the Borrower and any of its Subsidiaries existing on the date hereof;
(iii)    (A) Liens upon or in Property acquired from any Person other than the Borrower or a Subsidiary (including acquisitions through merger or consolidation or the acquisition of Equity Interests of any Person owning such Property (but excluding the Acquired Business)), leased, constructed, improved or repaired by the Borrower or any of its Subsidiaries (including general intangibles, proceeds and improvements, accessories and upgrades thereto) and created contemporaneously with, or within 12 months after, such acquisition or lease or the commencement or completion of construction, improvement or repair to secure or provide for the payment of all or a portion of the purchase price of such Property or the cost of construction or improvement or repair thereof (including any Indebtedness and other obligations incurred to finance such acquisition, lease, construction, improvement or repair), as the case may be and (B) Liens on Property (including any unimproved portion of partially improved Property) of the Borrower or any of its Subsidiaries created within 12 months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction (including any Indebtedness incurred to finance such construction) if, in the opinion of the Borrower, such property or such portion thereof was prior to such construction substantially unimproved for the use intended by the Borrower; provided, however, no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved (including any unimproved portion of a partially improved property) including general intangibles, proceeds and improvements, accessories and upgrades thereto;
(iv)    Liens arising in connection with capitalized leases, provided that no such Lien shall extend to or cover any assets other than the assets subject to such capitalized leases; and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessories and upgrades to, the property leased pursuant thereto;
(v)    Any Lien existing on any Property (including general intangibles, proceeds and improvements, accessories and upgrades thereto) prior to the acquisition (including acquisition through merger or consolidation or the acquisition of the Equity Interests of any Person owning such Property) thereof by the Borrower or any of its Subsidiaries or existing on any property of any Person that becomes a Subsidiary after the date hereof (including Liens on the Equity Interests of such Person) prior to the time such Person becomes a Subsidiary, provided that such Lien is not created in contemplation or in connection with such acquisition or such Person becoming a Subsidiary and no such Lien shall be extended to cover Property other than the asset being acquired and other assets of such Person (and any Subsidiary of that Person) that are required to be pledged pursuant to agreements existing as of the date of such acquisition or such Person becoming a Subsidiary (including general intangibles, proceeds and improvements, accessories and upgrades thereto);
(vi)    Liens to secure any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of any Indebtedness or other obligation secured by any Lien referred to in the foregoing clauses (ii), (iii), (iv) and (v), provided that (A) the principal amount of the Indebtedness or other obligation secured thereby is no greater than the outstanding principal amount of such Indebtedness, or, if greater, the existing commitment amount of such Indebtedness (provided that such commitment amount has not been increased in contemplation of such event), or other obligation immediately before such extension, renewal, refinancing, refunding or replacement plus any amount necessary to pay any accrued interest, fees or expenses, premiums and original issue discount related thereto and (B) such Lien shall only extend to the same type of assets as are already permitted by this Agreement to be subject to a Lien in respect of such Indebtedness or other obligation;
(vii)    Liens arising in connection with the pledge of any Equity Interests in any joint venture (that is not a Subsidiary), and liens on the assets of a JV Subsidiary, in each case to secure Joint Venture Debt of such joint venture and/or such JV Subsidiary. For purposes hereof, “Joint Venture Debt” shall mean Indebtedness and other obligations as to which the lenders in respect thereof will not, pursuant to the terms of the agreements governing such Indebtedness or other obligations, have any recourse to the stock or assets of the Borrower or any Subsidiary, other than such pledged assets of such JV Subsidiary and such pledged Equity Interests;
(viii)    (A) Liens arising in connection with the pledge of any Equity Interests in, and assets of, any Project Finance Subsidiary, including, without limitation, the income, cash flow or other proceeds deriving from such Property, so long as such Liens secure only a Project Financing incurred by such Project Finance Subsidiary and (B) Liens securing only other Permitted Non-Recourse Indebtedness incurred by the Borrower or any of its Subsidiaries so long as such Liens do not extend to or cover any Property other than the Property being financed with the proceeds of such Permitted Non-Recourse Indebtedness and the income, cash flow or other proceeds deriving from such Property;
(ix)    Liens securing other Indebtedness and reimbursement obligations in respect of letters of credit, provided that at the time of the creation, incurrence or assumption of any Indebtedness or reimbursement obligations in respect of letters of credit secured by such Liens and after giving effect thereto, the sum of the principal amount of such Indebtedness and the maximum possible amount of reimbursement obligations in respect of letters of credit (assuming compliance at such time with all conditions to drawing) secured by Liens permitted by this clause (ix) shall not exceed 15% of Consolidated Net Worth as reflected in the most recent financial statements delivered pursuant to Section 5.01(d)(i) and (ii);
(x)    Liens securing Indebtedness listed on Schedule 5.02(a) (or securing any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of such Indebtedness, if the aggregate principal amount of such Indebtedness (as so extended, renewed, refinanced, refunded or replaced) is no greater than the outstanding principal amount of such Indebtedness immediately before such extension, renewal, refinancing, refunding or replacement), provided that the Obligations of the Borrower hereunder and under the other Loan Documents are secured equally and ratably with such Indebtedness and all extensions, renewals, refinancings, refundings and replacements, whether or not initial or successive and whether in or whole or in part, of such Indebtedness for so long as such Indebtedness or such extension, renewal, refinancing, refunding or replacement of such Indebtedness, as applicable, is secured;
(xi)    Liens in favor of one or more Banks pursuant to Section 2.01(b), Section 2.03(e), Section 2.06(c)(i), Section 2.06(c)(ii), Section 2.23 or Section 6.02; and
(xii)    Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness.
(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that this Section 5.02(b) shall not prohibit any such merger, consolidation, conveyance, transfer, lease or dispositions if (i) at the time of, and immediately after giving effect to, such merger, consolidation, conveyance, transfer, lease or disposition, no Default or Event of Default exists or would result therefrom, and (ii) either (A) the Borrower is the surviving corporation in such merger or consolidation or the transferee of such conveyance, transfer, lease or disposition or (B) if the Borrower is not the surviving corporation or the transferee, the survivor or the transferee shall be an entity organized and existing under the laws of the United States or a state thereof and, as the successor in such consolidation or merger or the transferee of such conveyance, transfer, lease or disposition, shall have assumed all Obligations and other liabilities of the Borrower under the Loan Documents; provided that the foregoing shall not apply to mergers or consolidations among Subsidiaries or conveyances, transfers, leases or other dispositions among the Borrower and/or its Subsidiaries.
(c)    Use of Proceeds. Use the proceeds of any Advance or use any Letter of Credit for any purpose other than for general corporate purposes of the Borrower or use any such proceeds (i) in a manner which violates or results in a violation of any law or regulation, (ii) to purchase or carry any margin stock (as defined in Regulation U), except that this clause (ii) shall not prohibit the Borrower from using proceeds of the Advances to purchase its own common stock, (iii) to extend credit to others for the purpose of purchasing or carrying any margin stock (as defined in Regulation U), or (iv) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, if such acquisition would give the Borrower a controlling interest in the Person that has issued such security, unless the board of directors or equivalent governing body of such Person or of the parent of such Person shall have approved such acquisition. Anything herein to the contrary notwithstanding, none of the proceeds of the Automatic Increase shall be used to repay or refinance any portion of the Unsecured Bridge Facility.
(d)    Sanctions; Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary to directly or, to the knowledge of Borrower or any Subsidiary, indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person, (A) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of any Sanction, or in any other manner that will result in a violation by the Borrower, any Subsidiary or any Bank of Sanctions or (B) for any purpose which would violate any applicable Anti-Corruption Law.
Article VI

EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(e)    (i) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Advance or any fees hereunder or other amount payable hereunder, in each case under this clause (ii), within five Business Days of when the same becomes due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or
(f)    Any representation, warranty or certification made by the Borrower (or any of its Responsible Officers) herein, pursuant to or in connection with any Loan Document or in any certificate or document furnished to any Bank pursuant to or in connection with any Loan Document, or any representation or warranty deemed to have been made by the Borrower pursuant to Section 3.02, shall prove to have been incorrect or misleading in any material respect when made or so deemed to have been made or when delivered; or
(g)    (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(b)(i) (solely with respect to the legal existence of the Borrower) or 5.02; or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed (other than any term, covenant or agreement covered by Section 6.01(a)) and, in each case under this clause (ii), such failure shall remain unremedied for 30 days after notice thereof shall have been given to the Borrower by the Agent or by any Bank; or
(h)    (i) The Borrower or any material Subsidiary of the Borrower shall default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than the Advances (which are covered by Section 6.01(a)), Project Financing or Permitted Non-Recourse Indebtedness) (whether principal, interest, premium or otherwise) of, or directly or indirectly guaranteed by, the Borrower or any such material Subsidiary, as the case may be, in excess of $150,000,000 or (ii) the Borrower or any material Subsidiary of the Borrower shall default in the performance or observance of any obligation or condition, or any other event or circumstance shall occur, with respect to any such Indebtedness (other than the Advances (which are covered by Section 6.01(a)), Project Financing or Permitted Non-Recourse Indebtedness) if the effect of such default, event or circumstance is to accelerate the maturity of or require the posting of cash collateral in excess of $150,000,000 with respect to any such Indebtedness or, in any case, any such Indebtedness shall become due prior to its stated maturity (other than by a regularly-scheduled required payment and mandatory prepayments from proceeds of asset sales, debt incurrence, excess cash flow, equity issuances and insurance proceeds); provided that for the avoidance of doubt the parties acknowledge and agree (i) that any payment required to be made under an assumption or other direct or contingent liability referred to in clause (c) of the definition herein of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such assumption or liability (taking into account any applicable grace period) and such payment shall not be deemed to have been accelerated or have become due as a result of the obligation assumed or for which the Borrower or any material Subsidiary of the Borrower is otherwise liable having become due and (ii) the conversion of any convertible Indebtedness shall not be a Default or Event of Default; or
(i)    The Borrower or any material Subsidiary of the Borrower shall be adjudicated a bankrupt or insolvent by a court of competent jurisdiction, or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur, or shall be consented to or acquiesced in by the Borrower or such material Subsidiary; or the Borrower or any such material Subsidiary shall take any corporate or organizational action to authorize any of the actions set forth above in this subsection (e); or
(j)    Any final, non-appealable judgment or order by a court of competent jurisdiction for the payment of money in excess of $150,000,000 over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage shall be rendered against the Borrower or any material Subsidiary of the Borrower and not discharged within 30 days after such order or judgment becomes final (or 60 days in the case of any foreign order or judgment); or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any material Subsidiary of the Borrower and such judgment, writ, warrant of attachment or execution or similar process shall not be released, stayed, vacated or fully bonded within 30 days after its issue or levy (or 60 days in the case of any foreign judgment, writ, warrant or similar process); or
(k)    The Borrower or any of its ERISA Affiliates shall both (i) incur liability in excess of $250,000,000 in the aggregate as a result of one or more of the following: (A) the occurrence of any ERISA Event; (B) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (C) the reorganization or termination of a Multiemployer Plan and (ii) fail to pay such liability within fifteen days of such incurrence;
then, and in any such event, the Agent (y) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same (and all of the Commitments) shall forthwith terminate, and (z) shall at the request, or may with the consent, of the Required Banks, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of any actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (1) the Commitment of each Bank and the obligation of each Bank to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Bank pursuant to Section 2.03(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, and (2) the Advances, all interest thereon and all other amounts payable under this Agreement shall automatically and immediately become and be due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 6.02    Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request of the Required Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Banks in same day funds at the Agent’s office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Collateral Account that the Agent determines to be free and clear of all such rights and claims. Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or the Banks, as applicable, to the extent permitted by applicable law.
Article VII

THE AGENT
Section 7.01    Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms hereof or of any other Loan Document, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to any Loan Document or applicable law. The Agent agrees to give to each Bank prompt notice of each notice given to it by the Borrower, and, promptly, copies of any document, instrument or agreement provided to it by the Borrower, pursuant to the terms of this Agreement. The provisions of this Article are solely for the benefit of the Agent, the Banks, the Issuing Banks and the Swingline Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
Section 7.02    Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Loan Documents or any other instrument or document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents or any other instrument or document on the part of the Borrower or any Subsidiary of the Borrower or to inspect the Property (including the books and records) of the Borrower or any Subsidiary of the Borrower; (iv) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document; (v) shall incur no liability under or in respect of any of the Loan Documents or any other instrument or document by acting upon any notice (including telephonic notice), consent, certificate or other instrument or writing (which may be by facsimile or other electronic communication) believed by it to be genuine and signed, given or sent by the proper party or parties and (vi) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless the Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.
Section 7.03    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI or Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower, a Bank, an Issuing Bank or the Swingline Bank.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 7.04    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 7.05    The Agent and its Affiliates. With respect to its Commitment, the Advances owed to it and the Notes issued to it, each Bank which is also the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include any Bank serving as the Agent in its individual capacity. Any Bank serving as the Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any Affiliate of the Borrower and any Person who may do business with or own securities of the Borrower or any Affiliate of the Borrower, all as if such Bank were not the Agent and without any duty to account therefor to the Banks. In the event that Citi or any of its affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower hereunder or under any other Loan Document by or on behalf of Citi in its capacity as the Agent for the benefit of any Bank under any Loan Document (other than Citi or an affiliate of Citi) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
Section 7.06    Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents or any other instrument or document.
Section 7.07    Indemnification. The Banks (other than the Issuing Banks and the Swingline Bank) agree to indemnify the Agent, each of its Affiliates and each of their respective directors, officers, employees, agents, advisors and representatives (to the extent not timely reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then held by each of such Banks (or if no Advances are at the time outstanding or if any Advances (other than Letter of Credit Advances held by an Issuing Bank or Swingline Advances held by the Swingline Bank) are held by Persons which are not such Banks, ratably according to either (a) the respective amounts of the Banks’ Revolving Credit Commitments, or (b) if no Revolving Credit Commitments are at the time outstanding, the respective amounts of the Revolving Credit Commitments immediately prior to the time the Revolving Credit Commitments ceased to be outstanding), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith, or any action taken or omitted by the Agent under any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith (“Indemnified Costs”); provided that no Bank shall be liable for any portion of any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and expenses of counsel) resulting from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Bank (other than the Issuing Banks and the Swingline Bank) agrees to reimburse the Agent promptly upon demand for such Bank’s Pro Rata Share of any reasonable costs and expenses (including, without limitation, reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith to the extent that the Agent is not reimbursed for such expenses by the Borrower and to the extent the same does not result from the Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.07 applies whether any such investigation, litigation or proceeding is brought by the Agent, any other Agent, any Bank or a third party.
Section 7.08    Successor Agent.
(i)    The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent which, if such successor Agent is not a Bank and no Event of Default shall have occurred and is continuing, is approved by the Borrower (which approval will not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Banks (and, if not a Bank, approved by the Borrower), and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
(j)    Any resignation by Citi as Agent pursuant to this Section shall also constitute its resignation as the Swingline Bank and as an Issuing Bank. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Bank, and (ii) the retiring Swingline Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
Section 7.09    Joint Lead Arrangers, Co‑Syndication Agents and Co‑Documentation Agents. The Joint Lead Arrangers, Co‑Syndication Agents and Co‑Documentation Agents shall have no duties, obligations or liabilities hereunder or in connection herewith.
Section 7.10    Defaulting Bank Provisions. Anything herein to the contrary notwithstanding, if at any time the Required Banks determine that the Person serving as Agent is (without taking into account any provision in the definition of “Defaulting Bank” requiring notice from the Agent or any other party) a Defaulting Bank pursuant to clause (iv) of the definition thereof, the Required Banks (determined after giving effect to Section 8.01) may by notice to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a replacement Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (a) the date a replacement Agent is appointed and (b) the date 30 days after the giving of such notice by the Required Banks (regardless of whether a replacement Agent has been appointed).
Article VIII

MISCELLANEOUS
Section 8.01    Amendments, Etc.
(e)    No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (i) waive any of the conditions specified in Section 3.01 without the written consent of each Bank, (ii) increase the Commitment of any Bank or subject any Bank to any additional obligations without the written consent of such Bank, (iii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, without the written consent of each Bank affected thereby, (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of each Bank affected thereby, (v) amend the definition of “Required Banks”, or the percentage of the Advances or of the Revolving Credit Commitments, or the number or percentage of Banks, that shall be required for the Banks or any of them to take or approve, or direct the Agent to take, any action hereunder or under any other Loan Document, without the written consent of each Bank or (vi) amend the definition of “Pro Rata Share”, Section 2.14 or this Section 8.01 without the written consent of each Bank; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any of the Notes, (y) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Banks required above to take such action, affect the rights or obligations of any Issuing Bank under this Agreement and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Bank in addition to the Banks required above to take such action, affect the rights or duties of the Swingline Bank under this Agreement or any of the Notes; and provided further that notwithstanding anything to the contrary in this Agreement (including this clause (a)), to the extent that the joint lead arrangers with respect to the Unsecured Bridge Facility make any modification to the corresponding condition described in Section 2.19(a)(iii)(C) (including modifications of the definition of “Company Material Adverse Effect”), or waive such condition as a condition to the effectiveness of the Unsecured Bridge Facility, such condition shall be deemed to have been modified or waived hereunder (including with respect to the definition of Company Material Adverse Effect hereunder) as a condition to the effectiveness of the Automatic Increase.
(f)    Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Advances or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Bank, extend the date fixed for the payment of principal or interest owing to such Defaulting Bank hereunder, reduce the principal amount of any obligation owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.
Section 8.02    Notices, Etc. %3. Except as otherwise provided in Section 8.02(b) or in the proviso to this Section 8.02(a), all notices and other communications provided for hereunder shall be in writing (including facsimile or other electronic communication) and mailed, telecopied, or delivered (i) if to the Borrower, at its address at 3000 N. Sam Houston Pkwy E., Houston, Texas 77032 Attention: Treasurer, Facsimile: (281) 575-3570; (ii) if to any Bank listed on the signature pages hereof, at its Domestic Lending Office as on file with the Agent; (iii) if to any other Banks, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it becomes a Bank; (iv) if to the Agent or the Swingline Bank, at the addresses set forth below:
1615 Brett Road
OPS III
New Castle, Delaware 19720
Facsimile No.: 212-994-0961
Email: glagentofficeops@citigroup.com
Attn: Bank Loan Syndications Department
(but references herein to the address of the Agent for purposes of payments or making available funds or for purposes of Section 8.08(c) shall not include the address to which copies are to be sent); or, as to the Borrower, the Agent or the Swingline Bank, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(d)(i), (ii), (iii) or (vi), unless delivered by posting to a website as provided in Section 5.01(d), shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. Each such notice or communication shall be effective (A) if mailed, upon receipt, (B) if delivered by hand, upon delivery with written receipt, and (C) if telecopied, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), except that any notice or communication to the Agent pursuant to this Agreement shall not be effective until actually received by the Agent. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(d)    Electronic Communications. Notices and other communications to the Agent, the Banks, the Issuing Banks and the Swingline Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Bank or Issuing Bank pursuant to Article II if such Bank or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(e)    The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder or (v) is delivered by posting to a website as provided in Section 5.01(d) (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner specified in the Loan Documents but only to the extent requested by the Agent. The Borrower further agrees that the Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Agent agrees that the receipt of the Communications by the Agent at its e‑mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Loan Documents.
The Borrower hereby acknowledges that certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all materials that are to be made available to Public Banks (excluding (i) information delivered pursuant to Section 5.01(d)(i), (ii), (iii), (v) or (vi) and (ii) any information posted on the Borrower’s website or the Internet at www.halliburton.com, at sec.gov/edaux/searches.htm or at another website identified by the Borrower pursuant to Section 5.01 (collectively, “Deemed Public Information”)) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking such materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Joint Lead Arrangers, the Issuing Banks and the Banks to treat such materials (and any Deemed Public Information) as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that such materials shall be treated as set forth in Section 8.14); (y) all materials marked “PUBLIC”, together with all Deemed Public Information, are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Joint Lead Arrangers shall be entitled to treat any materials that are not marked “PUBLIC” (other than Deemed Public Information) as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
(f)    Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or facsimile. Each Bank agrees (i) to notify the Agent in writing of such Bank’s e‑mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e‑mail address for such Bank) and (ii) that any Notice may be sent to such e‑mail address.
(g)    Nothing herein shall prejudice the right of the Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.03    No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Article VI for the benefit of all the Banks and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or the Swingline Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or Swingline Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Bank from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.14), or (d) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any bankruptcy or insolvency law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Banks shall have the rights otherwise ascribed to the Agent pursuant to Article VI and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
Section 8.04    Expenses; Compensation. %3. The Borrower agrees to pay on demand (i) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) of the Joint Lead Arrangers and the Agent and each of their respective affiliates in connection with the preparation, execution, delivery and administration of the Loan Documents and the other documents and instruments delivered hereunder or in connection with any amendments, modifications, consents or waivers in connection with the Loan Documents, (ii) all reasonable and documented fees and expenses of counsel for the Joint Lead Arrangers and the Agent and, during the existence of any Event of Default, any Bank with respect to advising any Joint Lead Arranger or the Agent or, during the existence of any Event of Default, any Bank as to its rights and responsibilities under the Loan Documents and (iii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) of the Joint Lead Arrangers, the Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents (including the enforcement of rights under this Section 8.04(a)) and the other documents and instruments delivered hereunder and rights and remedies hereunder and thereunder.
(a)    If any payment or purchase of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.09, Section 2.10, Section 2.15, Section 2.16, Section 2.17 or Section 2.23(c), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower, for any reason other than as provided in Section 2.02(c), fails to borrow or continue, or Convert any Base Rate Advance into, a Eurodollar Rate Advance, the Borrower shall, within 15 days after demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, or such failure to borrow, continue or Convert, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance. A certificate as to the amount of such additional losses, costs or expenses, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.
(b)    The Borrower agrees to indemnify and hold harmless the Agent, each Joint Lead Arranger, each Bank, each Issuing Bank, each Co-Syndication Agent, each Co-Documentation Agent and each of their respective Affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Person”) from and against (and will promptly reimburse each Indemnified Person as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel for all Indemnified Persons selected by the Joint Lead Arrangers and one local counsel in each relevant jurisdiction (and one additional counsel to each group of affected Indemnified Persons that are similarly situated to the extent such Indemnified Persons reasonably conclude that their interests conflict with those of any other Indemnified Person, and one local counsel in each relevant jurisdiction)), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding (a “Proceeding”) or the preparation of a defense in connection therewith), in each case arising out of or in connection with (i) this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, (ii) any use made or proposed to be made with the proceeds of any Advance or any Letter of Credit or (iii) the existence of any condition on any property of the Borrower or any of its Subsidiaries that constitutes a violation of any environmental protection law or any other law, rule, regulation or order, except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, (ii) arises from a material breach of such Indemnified Person’s obligations hereunder as determined in a final, non-appealable judgment by a court of competent jurisdiction or (iii) arises from a Proceeding by an Indemnified Person against another Indemnified Person (other than a Proceeding involving (A) alleged conduct by the Borrower or any of its Affiliates or (B) against an arranger, bookrunner or administrative agent in its capacity as such).
In the case of a Proceeding to which the indemnity in this Section 8.04(c) applies, such indemnity shall be effective, whether or not such Proceeding is brought by the Borrower or any of its Affiliates, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its Affiliates, securityholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's (i) gross negligence, bad faith or willful misconduct or (ii) a material breach of such Indemnified Person’s obligations hereunder. In no event, however, shall any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding, (ii) does not include any statement as to any admission by or on behalf of such Indemnified Person (it being understood that an Indemnified Person may reasonably withhold its consent to any settlement that does not comply with clauses (i) and (ii) of this sentence) and (iii) is in writing in form reasonably acceptable to the applicable Indemnified Persons. Each Indemnified Person will promptly notify the Borrower upon receipt of written notice of any claim or threat to institute a claim, provided that any failure by any Indemnified Person to give such notice shall not relieve the Borrower from the obligation to indemnify the Indemnified Persons to the extent that the Borrower is not materially prejudiced as a result of such failure.
Payments under any indemnification provided for in this Section 8.04(c) shall be made within 30 days from the date such Indemnified Person makes written demand therefor.
(c)    Section 8.04(a)‑(c) shall not apply to taxes which shall be governed solely by Sections 2.12 and 2.13.
(d)    Without prejudice to the survival of any other agreement of the Borrower hereunder, all obligations of the Borrower ‘under Section 2.12, Section 2.13 and this Section 8.04 shall survive the termination of the Commitments and this Agreement and the payment in full of all amounts hereunder and under the Notes.
Section 8.05    Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making by the Required Banks of the request or the granting by the Required Banks of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or by any branch, agency, subsidiary or other Affiliate of such Bank, wherever located) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note held by such Bank, whether or not such Bank shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.
Section 8.06    Limitation and Adjustment of Interest. %3. Notwithstanding anything to the contrary set forth herein, in any other Loan Document or in any other document or instrument, no provision of any of the Loan Documents or any other instrument or document furnished pursuant hereto or in connection herewith is intended or shall be construed to require the payment or permit the collection of interest in excess of the maximum non-usurious rate permitted by applicable law. Accordingly, if the transactions with any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Note payable to such Bank, this Agreement or any other document or instrument, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by such Bank under any Note payable to such Bank, this Agreement or any other document or instrument shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower, and (ii) in the event that the maturity of any Note payable to such Bank is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Bank may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Bank provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Bank, be credited by such Bank on the principal amount of the indebtedness owed to such Bank by the Borrower or refunded by such Bank to the Borrower. In determining whether or not the interest contracted for, taken, reserved, charged or received by any Bank exceeds the maximum non-usurious rate permitted by applicable law, such determination shall be made, to the extent that doing so does not result in a violation of applicable law, by amortizing, prorating, allocating and spreading, in equal parts during the period of the full stated term of the loans hereunder, all interest at any time contracted for, taken, charged, received or reserved by such Bank in connection with such loans.
(e)    In the event that at any time the interest rate applicable to any Advance made by any Bank would exceed the maximum non-usurious rate allowed by applicable law, the rate of interest to accrue on the Advances by such Bank shall be limited to the maximum non-usurious rate allowed by applicable law, but shall accrue, to the extent permitted by law, on the principal amount of the Advances made by such Bank from time to time outstanding, if any, at the maximum non-usurious rate allowed by applicable law until the total amount of interest accrued on the Advances made by such Bank equals the amount of interest which would have accrued if the interest rates applicable to the Advances pursuant to Article II had at all times been in effect. In the event that upon the final payment of the Advances made by any Bank and termination of the Revolving Credit Commitment of such Bank, the total amount of interest paid to such Bank hereunder and under the Notes is less than the total amount of interest which would have accrued if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect, then the Borrower agrees to pay to such Bank, to the extent permitted by law, an amount equal to the excess of (i) the lesser of (A) the amount of interest which would have accrued on such Advances if the maximum non-usurious rate allowed by applicable law had at all times been in effect or (B) the amount of interest which would have accrued on such Advances if the interest rates applicable to such Advances pursuant to Article II had at all times been in effect over (ii) the amount of interest otherwise accrued on such Advances in accordance with this Agreement.
Section 8.07    Binding Effect. This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower and the Agent and each Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or under any other Loan Document or any interest herein or therein without the prior written consent of all of the Banks (and any attempted assignment without such consent shall be null and void).
Section 8.08    Assignments and Participations. %3. Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment of all of a Bank’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) except that the rights of the assigning Bank under Sections 2.08, 2.12, 2.13 and 8.04 shall continue with respect to events and occurrences occurring before or concurrently with the effective date of such Assignment and Acceptance.
(a)    By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(d)(i) and (ii) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.
(b)    The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the principal amount of the Revolving Credit Advances owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.
(c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with the Notes, if any, subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Notes, if any, a new Note (if requested by the assignee) payable to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance (plus any Revolving Credit Commitment already held by it) and, if the assigning Bank has retained a Revolving Credit Commitment hereunder, a new Note payable to the order of the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder (such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A‑1).
(d)    Each Bank may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it) (each such recipient of a participation, a “Participant”); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) the terms of any such participation shall not restrict such Bank’s ability to make any amendment or waiver of this Agreement or any Note or such Bank’s ability to consent to any departure by the Borrower therefrom without the approval of the Participant, except that the approval of the Participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in Advances or other Obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Advances, Letters of Credit or other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Each Issuing Bank may assign to an Eligible Assignee all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.
(f)    Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries furnished to such Bank by or on behalf of the Borrower or any of its Subsidiaries; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with Section 8.14.
(g)    Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a pledge or security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and the Note or Notes held by it) to secure obligations of such Bank, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board; provided that no such pledge or security interest shall release such Bank from any of its obligations hereunder or substitute any pledgee or secured party for such Bank as a party hereto.
Section 8.09    No Liability of Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any other Bank nor any of its employees, affiliates, advisors, attorneys, agents, officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
Section 8.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of a copy of a signature page to this Agreement by facsimile or other electronic communication (e‑mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 8.11    Judgment. %3. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citi’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at Citi’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Bank or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Bank or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Bank or the Agent (as the case may be) in the applicable Primary Currency, such Bank or the Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 8.12    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the definition of Company Material Adverse Effect or the equivalent term under the Merger Agreement and whether a Company Material Adverse Effect (or the equivalent term) has occurred, (ii) the determination of the accuracy of representations and warranties made by or with respect to the Acquired Business and its subsidiaries in Section 4.6(a) of the Merger Agreement and whether as a result of any inaccuracy thereof the Borrower has the right to terminate its obligations under the Merger Agreement or decline to consummate the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware.
Section 8.13    Jurisdiction; Damages. To the fullest extent it may effectively do so under applicable law, (a) each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of any New York state court or federal court sitting in New York City, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement, any of the Notes, or any other instrument or document furnished pursuant hereto or in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in any such court; (b) each of the parties hereto hereby irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of such action or proceeding and any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; (c) the Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at its address specified in Section 8.02; and (d) each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the rights of any Bank or the Agent to serve legal process in any other manner permitted by law. Each of the Borrower, the Agent and the Banks and each of their respective directors, officers, employees, affiliates, advisors and agents hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.13 any special, indirect, consequential, punitive, treble or exemplary damages; provided that nothing in this Section 8.13 shall limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential, punitive, treble or exemplary damages are included in any third party claim in connection with which an Indemnified Person is entitled to indemnification hereunder.
Section 8.14    Confidentiality. Each Bank agrees that it will maintain the confidentiality of, and will not to disclose without the prior consent of the Borrower any information with respect to the Borrower or its Subsidiaries which is furnished pursuant to this Agreement other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to the disclosure to the Borrower; provided that any Bank may disclose any such information (i) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Agreement by the Banks, (ii) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over any Bank or its Affiliates or submitted to or required by the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, and including any self-regulatory body having or claiming authority to regulate or oversee any aspect of any Bank’s or its Affiliates’ businesses, (iii) as may be required or appropriate in response to any summons or subpoena in connection with any litigation (in which case such Bank agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (iv) in order to comply with any law, order, regulation or ruling applicable to any Bank (in which case such Bank agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation unless such disclosure is made in reliance on clause (ii) above), (v) to any assignee, participant, prospective assignee, or prospective participant that has agreed to comply with confidentiality obligations at least as restrictive as those in this Section 8.14, (vi) in connection with the exercise of any remedy by any Bank pertaining to this Agreement, any of the Notes or any other document or instrument delivered in connection herewith, (vii) in connection with any litigation involving any Bank pertaining to any Loan Document or any other document or instrument delivered in connection herewith, (viii) to any other party hereto, (ix) to any Affiliate of such Bank or to such Bank’s employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the facility evidenced by this Agreement and are informed of the confidential nature of such information, (x) to the extent that such information is received by such Bank from a third party that is not to such Bank’s knowledge subject to confidentiality obligations to the Borrower, (xi) to the extent that such information is independently developed by the Banks and (xii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the facility evidenced by this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facility evidenced by this Agreement.
Section 8.15    Patriot Act Notice. Each Bank and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
Section 8.16    Waiver of Jury Trial. Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so under applicable law, any and all right to trial by jury in any action or proceeding arising out of or relating to this Agreement, any of the Notes, any other Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith or the transactions contemplated hereby.
Section 8.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and the Banks are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger, each Co-Documentation Agent, each Co-Syndication Agent and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and the Banks has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and the Banks has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, the Joint Lead Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and the Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Remainder of Page Intentionally Blank.
Signature(s) Page to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:
HALLIBURTON COMPANY
By:
Name:
Title:
Taxpayer Identification of Borrower: 75‑2677995
Address of Principal Place of Business of Borrower:
3000 North Sam Houston Parkway East,
Houston, Texas 77032

CITIBANK, N.A., as Agent, as an Issuing Bank, as Swingline Bank and as a Bank
By:
Name:
Title:

HSBC BANK USA, N.A., as an Issuing Bank and as a Bank
By:
Name:
Title:

MIZUHO BANK, LTD., as an Issuing Bank and as a Bank
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as an Issuing Bank and as a Bank
By:
Name:
Title:
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and as a Bank
By:
Name:
Title:

BANK OF AMERICA, N.A., as an Issuing Bank and as a Bank
By:
Name:
Title:

BARCLAYS BANK PLC, as a Bank
By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Bank
By:
Name:
Title:
By:
Name:
Title:

DNB CAPITAL LLC, as a Bank
By:
Name:
Title:
By:
Name:
Title:

ROYAL BANK OF CANADA, as a Bank
By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as a Bank
By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank
By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as a Bank
By:
Name:
Title:

WELLS FARGO BANK, N.A., as a Bank
By:
Name:
Title:

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Bank
By:
Name:
Title:
By:
Name:
Title:

GOLDMAN SACHS BANK USA, as a Bank
By:
Name:
Title:

STANDARD CHARTERED BANK, as a Bank
By:
Name:
Title:

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION, as a Bank
By:
Name:
Title:

TORONTO DOMINION (TEXAS) LLC, as a Bank
By:
Name:
Title:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Bank
By:
Name:
Title:

BANK OF CHINA NEW YORK BRANCH, as a Bank
By:
Name:
Title:

LLOYDS BANK PLC, as a Bank
By:
Name:
Title:
By:
Name:
Title:

NBAD AMERICAS N.V., as a Bank
By:
Name:
Title:
By:
Name:
Title:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as a Bank
By:
Name:
Title:
By:
Name:
Title:

THE NORTHERN TRUST COMPANY, as a Bank
By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as a Bank
By:
Name:
Title:

ANNEX A

“Applicable Commitment Fee Rate” means, for any date, the rate per annum set forth in the table below under the heading “Applicable Commitment Fee Rate” opposite the debt rating from S&P and Moody’s, respectively, in effect on such date for the senior unsecured long-term debt of the Borrower, with the higher of the two ratings to be determinative in the case where the ratings from S&P and Moody’s would result in different Applicable Commitment Fee Rates; provided that if the debt rating from one of the Rating Agencies is more than one level below the debt rating from the other Rating Agency, then the debt rating one level below the higher of the two shall be used in determining the Applicable Commitment Fee Rate; provided further that (i) if only one Rating Agency has a rating in effect on such date for the senior unsecured long-term debt of the Borrower, then only such rating shall be used in determining the Applicable Commitment Fee Rate, and (ii) if neither Rating Agency has a rating in effect on such date for the senior unsecured long-term debt of the Borrower, then the lowest level (i.e., highest Applicable Commitment Fee Rate) shall be used in determining the Applicable Commitment Fee Rate:

S&P	Moody's	Applicable Commitment Fee Rate
> AA-	> Aa3	5.0 bps
≥ A+	≥ A1	6.0 bps
≥ A	≥ A2	7.5 bps
≥ A-	≥ A3	9.5 bps
< A-	< A3	12.5 bps

    “Applicable Margin” means, for any date, (a) with respect to Eurodollar Rate Advances, the rate per annum set forth in the table below under the heading “Eurodollar Rate Advances” and (b) with respect to Base Rate Advances, the rate per annum set forth in the table below under the heading “Base Rate Advances”, in each case, opposite the debt rating from S&P and Moody’s, respectively, in effect on such date for the senior unsecured long-term debt of the Borrower, with the higher of the two ratings to be determinative in the case where the ratings from S&P and Moody’s would result in different Applicable Margins; provided that if the debt rating from one of the Rating Agencies is more than one level below the debt rating from the other Rating Agency, then the debt rating one level below the higher of the two shall be used in determining the Applicable Margin; provided further that (i) if only one Rating Agency has a rating in effect on such date for the senior unsecured long-term debt of the Borrower, then only such rating shall be used in determining the Applicable Margin, and (ii) if neither Rating Agency has a rating in effect on such date for the senior unsecured long-term debt of the Borrower, then the lowest level (i.e., highest Applicable Margin) shall be used in determining the Applicable Margin:

S&P	Moody's	Eurodollar Rate Advances	Base Rate Advances
> AA-	> Aa3	0.625%	0.000%
≥ A+	≥ A1	0.750%	0.000%
≥ A	≥ A2	0.875%	0.000%
≥ A-	≥ A3	1.000%	0.000%
< A-	< A3	1.125%	0.125%

HN\1299318.16